Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

AAFA ACQUISITION, INC.,

a DELAWARE CORPORATION,

as BUYER,

and

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.,

a DELAWARE CORPORATION,

and

COMPUCREDIT HOLDINGS CORPORATION,

a GEORGIA CORPORATION,

and

COMPUCREDIT INTELLECTUAL PROPERTY HOLDINGS CORP. II,

a NEVADA CORPORATION,

and

VALUED SERVICES, LLC,

VALUED SERVICES OF ALABAMA, LLC,

VALUED SERVICES OF COLORADO, LLC,

VALUED SERVICES OF KENTUCKY, LLC,

VALUED SERVICES OF OKLAHOMA, LLC,

VALUED SERVICES OF MISSISSIPPI, LLC,

VALUED SERVICES OF TENNESSEE, LLC,

VALUED SERVICES OF WISCONSIN, LLC,

VALUED SERVICES OF OHIO, LLC,

VS OF OHIO, LLC

VALUED SERVICES OF SOUTH CAROLINA, LLC, and

VS OF SOUTH CAROLINA, LLC,

each a GEORGIA LIMITED LIABILITY COMPANY,

as SELLERS,

dated as of

August 5, 2011

i

Section 10.08	No Third-party Beneficiaries; No Admissions	62

Section 10.09	Amendment and Modification; Waiver	62

Section 10.10	Governing Law; Waiver of Jury Trial	63

Section 10.11	Specific Performance	63

Section 10.12	Counterparts	63

Section 10.13	Modification to Scope of Transitional Services Agreement and the Schedule of Assumed Contracts	63

LIST OF EXHIBITS AND SCHEDULES

Exhibit A — Form of Certificate of Sellers
Exhibit B — Form of Certificate of Buyer
Exhibit C — Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit D — Form of Assumed Contracts Assignment
Exhibit E — Form of Domain Name Assignment
Exhibit F — Form of Trademark Assignment Agreement
Exhibit G — Form of Escrow Agreement
Exhibit H — Form of Software License Agreement
Exhibit I — Form of Trademark License Agreement
Exhibit J — Form of Transitional Services Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 5, 2011, is entered into by and among AAFA ACQUISITION, INC., a Delaware corporation (together with its successors and assigns, “Buyer”), Advance America, Cash Advance Centers, Inc., a Delaware corporation and the parent of Buyer (“Advance America”), COMPUCREDIT HOLDINGS CORPORATION, a Georgia corporation (“Parent”), COMPUCREDIT INTELLECTUAL PROPERTY HOLDINGS CORP. II, a Nevada corporation (“CCIP”), and VALUED SERVICES, LLC, VALUED SERVICES OF ALABAMA, LLC, VALUED SERVICES OF COLORADO, LLC, VALUED SERVICES OF KENTUCKY, LLC, VALUED SERVICES OF OKLAHOMA, LLC, VALUED SERVICES OF MISSISSIPPI, LLC, VALUED SERVICES OF TENNESSEE, LLC, VALUED SERVICES OF WISCONSIN, LLC, VALUED SERVICES OF OHIO, LLC, VS OF OHIO, LLC, VALUED SERVICES OF SOUTH CAROLINA, LLC, and VS OF SOUTH CAROLINA, LLC, each a Georgia limited liability company (collectively, “Sellers” and each individually, a “Seller”; Sellers and Parent collectively, “Seller Parties” and each individually, a “Seller Party”).

STATEMENT OF PURPOSE:

A.            Valued Services Acquisitions Company, LLC, a Georgia limited liability company and a wholly-owned subsidiary of Parent (“VSAC”), or Parent collectively directly or indirectly own all of the outstanding ownership interests in the Sellers.

B.            Sellers collectively operate a retail storefront consumer finance business in the states of Alabama, Colorado, Kentucky, Mississippi, Ohio, Oklahoma, South Carolina, Tennessee and Wisconsin, consisting of (i) small-balance, short-term cash advance loans, (ii) state installment loans, title loans, and other credit products, (iii) pawn lending, precious metals, mortgage loans, check cashing, and other financial services, and (iv) services offered by independent third parties through contractual agreements, including but not limited to “Espree Prepaid Mastercards,” “E-Tax,” wire transfers, money transfers, and bill payment (the “Business”).

C.            Each Seller wishes to sell and convey to Buyer, and Buyer wishes to purchase from such Seller, substantially all of the assets of such Seller relating primarily to the Business, subject to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS, INTERPRETATION, AND CONSTRUCTION

Section 1.01         Definitions.  The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, mediation, inquiry, enforcement, audit, written notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Active Employee” means an Employee, excluding an Employee on long-term disability leave or on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave.

“Actual Amount” has the meaning set forth in Section 2.04(b)(i).

“Actual Cash on Hand Adjustment” has the meaning set forth in Section 2.04(b)(ii)(E).

“Actual Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii)(A).

“Actual Current Liabilities Adjustment” has the meaning set forth in Section 2.04(b)(ii)(G).

“Actual Current Receivables Adjustment” has the meaning set forth in Section 2.04(b)(ii)(B).

“Actual Delinquent Receivables Adjustment” has the meaning set forth in Section 2.04(b)(ii)(C).

“Actual Prepaid Rent Adjustment” has the meaning set forth in Section 2.04(b)(ii)(F).

“Actual Target Delinquent Receivables” has the meaning set forth in Section 2.04(b)(ii)(D).

“Advance America” has the meaning set forth in the preamble.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.02.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Assumed Contracts” has the meaning set forth in Section 2.01(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.01(b).

“Base Amount” has the meaning set forth in Section 2.02.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” means each material benefit, retirement, profit sharing, deferred compensation, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit, medical, hospital, prescription drug, vision, dental, short-term disability, long-term disability, accidental death and dismemberment, life insurance, and other similar agreement, plan, policy, program, and other arrangement (and any amendments thereto), whether or not reduced to writing, funded or unfunded, or insured or self-insured, in effect and covering one or more Employees, former employees, or beneficiaries and dependents of any such Employee or former employee of any Seller, which is maintained, sponsored, contributed to, or required to be contributed to by Parent or any Seller, or under which any Seller has or may have any liability for premiums or benefits.

“Business” has the meaning set forth in Clause B of the Statement of Purpose.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s 401(k) Plan” has the meaning set forth in Section 5.13(a).

“Buyer’s Accountants” means PricewaterhouseCoopers LLP.

“Buyer’s Advance Credit” means, with respect to any additional contract that Buyer and Sellers agree to add to Schedule 2.01(a)(iv) after the date hereof, the portion of any advance payment made to any Seller Party that Buyer and Parent agree is allocable to the remaining term of such Assumed Contract.

“Cash on Hand” means the cash maintained at the centers for purposes of daily operations and making loans to customers.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.03.

“Closing Adjustment Statement” has the meaning set forth in Section 2.04(b)(i).

“Closing Cash Consideration”  has the meaning set forth in Section 2.04(a)(iii).

“Closing Date” has the meaning set forth in Section 2.03.

“COBRA” has the meaning set forth in Section 5.13(b).

“Code” means the Internal Revenue Code of 1986, as amended, and includes any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, obligations, understandings, commitments, and legally binding arrangements, whether express or implied, written or oral.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Current Assets” means cash, cash equivalents, receivables, and other current assets but excluding any receivables from any Affiliate of any Seller, all as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued expenses, and other current liabilities, but excluding any indebtedness (other than trade indebtedness), payables to any Affiliate of any Seller, and deferred tax liabilities, all as accrued for pre-closing periods and as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Receivables” means, as of 11:59 p.m. on the calendar day prior to the Test Date or the Closing Date, as applicable, all receivables due from customers for (A) each payday loan or advance (i) made in the ordinary course of business; (ii) that is then less than five (5) days past its initial contractual payment due date; (iii) for which the customer check or ACH authorization has not been presented or deposited by the applicable Seller or returned or otherwise denied by the bank; and (iv) has not been or should not be re-aged or written-off using the aging and write-off rules and related business policies and accounting practices of the applicable Seller; and (B) each installment loan (i) made in the ordinary course of business; (ii) that is then less than six (6) days past an unpaid contractual payment due date; (iii) for which the customer check or ACH authorization has not been presented or deposited by the applicable Seller or returned or otherwise denied by the bank; and (iv) has not been or should not be re-aged or written-off using the aging and write-off rules and related business policies and accounting practices of the applicable Seller.  For purposes of clarity, Current Receivables excludes any voided or rescinded loans where the customer has repaid the loan.  The calculation of Current Receivables shall be made using the SQL scripts required to produce the output for the period of

June 2, 2011 through July 1, 2011, as set forth on Schedule 2.04, subject to normal and customary deviations due to changes in historical data.

“Customer” means any individual who entered into a Customer Loan Agreement or other transaction with a Seller (or any predecessor of a Seller) in respect of the Business at any time, including any individual that has a current balance outstanding, regardless of whether such balance has been collected in part or written-off in whole or in part.

“Customer Account” means, in respect of each Customer, all information regarding such customer, including the transaction history, the account recording the amounts owed by, paid by, and/or written-off with respect to such Customer under his or her Customer Loan Agreement.

“Customer Loan Agreements” means all and any customer loan agreements, pawn loan agreements, title loan agreements, or other agreements entered into between any Seller and an individual pursuant to which a form of credit has been provided by such Seller.

“Data Laws” means Laws applicable to data privacy, data security, or personal information.

“Delinquent Receivables” means, as of 11:59 p.m. on the calendar day prior to the Test Date or the Closing Date, as applicable, all receivables due from customers for (A) each payday loan or advance (i) made in the ordinary course of business; (ii) that, if such payday loan or advance has not been presented or deposited, is more than four days but not more than 89 days past an unpaid contractual payment due date; or, if such payday loan or advance has been presented or deposited by the applicable Seller and returned or otherwise denied by the bank, is not more than 90 days past its initial return or denial date; and (iii) has not been or should not be re-aged or written off using the aging and write-off rules and related business policies and accounting practices of the applicable Seller; and (B) each installment loan (i) made in the ordinary course of business; (ii) that, if such installment loan has not been presented or deposited, is more than five days but not more than 90 days past an unpaid contractual payment due date; or, if such installment loan has been presented or deposited by the applicable Seller and returned or otherwise denied by the bank, is not more than 90 days past its initial return or denial date; and (iii) has not been re-aged or written off using the aging and write-off rules and related business policies and accounting practices of the applicable Seller.  For purposes of clarity, Delinquent Receivables excludes any voided or rescinded loans where the customer has repaid the loan.  The calculation of Delinquent Receivables shall be made using the SQL scripts required to produce the output for the period of June 2, 2011 through July 1, 2011, as set forth on Schedule 2.04, subject to normal and customary deviations due to changes in historical data.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller Parties and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Employees” means those Persons employed by any Seller in the operation of the Business and listed in Section 3.21(a) of the Disclosure Schedules.

“Encumbrance” means any charge, claim, community or other marital property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from:  (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged material non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any currently applicable Law, and any Governmental Order or binding agreement with any Governmental Authority relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata).  The term “Environmental Law” includes the following (including any state analogs):  CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and OSHA.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged material non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by, or made pursuant to Environmental Law or required by a Governmental Authority under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and includes any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 2.02.

“Escrow Amount” means Two Million Three Hundred Fifty Thousand Dollars ($2,350,000.00).

“Estimated Amount” has the meaning set forth in Section 2.04(a)(i).

“Estimated Cash on Hand Adjustment” has the meaning set forth in Section 2.04(a)(ii)(E).

“Estimated Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii)(A).

“Estimated Closing Adjustment Statement” has the meaning set forth in Section 2.04(a)(i).

“Estimated Current Liabilities Adjustment” has the meaning set forth in Section 2.04(a)(ii)(G).

“Estimated Current Receivables Adjustment” has the meaning set forth in Section 2.04(a)(ii)(B).

“Estimated Delinquent Receivables Adjustment” has the meaning set forth in Section 2.04(a)(ii)(C).

“Estimated Prepaid Rent Adjustment” has the meaning set forth in Section 2.04(a)(ii)(F).

“Estimated Target Delinquent Receivables” has the meaning set forth in Section 2.04(a)(ii)(D).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means (i) any Seller’s charter, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest transfer books, blank membership interest certificates, other documents relating to the organization, maintenance, and existence of such Seller as a limited liability company; (ii) any of the rights of any Seller under this Agreement or any of the other Transaction Documents; (iii) all claims for refunds of taxes related to the operation of the Business prior to the Closing Date; (iv) all membership or other ownership interests in any Seller or any other Person; (v) all insurance policies and rights thereunder; (vi) all rights in connection with any assets of any Benefit Plan or any funding or reserves set aside with respect to any Benefit Plan; (vii) all Intellectual Property of the Seller Parties except as set forth on Schedule 2.01(a)(vii).

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect from time to time or, with respect to financial statements for a specified period, the date such financial statements were prepared.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, consent agreement, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Held Collateral” has the meaning set forth in Section 3.13(a).

“Hired Employees” has the meaning set forth in Section 5.05(a).

“Indemnification Threshold” has the meaning set forth in Section 8.04(e).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” has the meaning set forth in Section 2.04(c)(iii).

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Investment Company Act” means the Investment Company Act of 1940.

“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge or the knowledge he or she would have been reasonably expected to obtain in the course of performing the ordinary duties of his or her position of any officer of Buyer or Advance America.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge or the knowledge he or she would have been reasonably expected to obtain in the course of performing the ordinary duties of his or her position of the following individuals:  Penny Lafleur, Mark Long, Kevin Martin, and Chris O’Reilly.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Loan” means any form of credit provided by a Seller to an individual under a Customer Loan Agreement.

“Location” has the meaning set forth in Section 2.01(a)(i).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, consequential, indirect, special, exemplary, speculative, or remote damages, or loss of revenue, income or profits, diminution of value or loss of business reputation, whether in tort, contract or otherwise, except in the case of fraud or to the extent actually awarded to a Governmental Authority or included in a Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of Sellers taken as a whole, or (b) the ability of any Seller Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, development, fact, condition, or change, directly or indirectly, arising out of or attributable to:  (i) any changes, conditions, or effects in the United States or foreign economies or securities or financial markets in general; (ii) any change, effect, or circumstance resulting from an action required by this Agreement or at the request of Buyer, Advance America or any of their respective Affiliates (or the announcement of the transactions contemplated by this Agreement), except pursuant to Section 3.05 and Section 5.08; or (iii) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) or (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Purchased Assets or the Business as operated by Sellers compared to other participants in the industries that comprise the Business.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Suppliers” has the meaning set forth in Section 3.15.

“Necessary Permits” has the meaning set forth in Section 5.08(c).

“OSHA” means the Occupational Safety and Health Act.

“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(iii).

“Prepaid Rent” means, for any Assumed Leases, that portion of any lease rent payments made by the Sellers prior to Closing attributable to periods after the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Purchased Assets” has the meaning set forth in Section 2.01(a).

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by any Seller, together with all buildings, structures, and facilities located thereon.

“Release” means any actual or imminently threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface, or subsurface strata or within any building, structure, facility, or fixture), including the abandonment or discarding of barrels, drums, containers, tanks, or other receptacles containing or previously containing any Hazardous Materials.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” has the meaning set forth in Section 5.07(a).

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Retained Liabilities” means all Liabilities of any Seller Party other than the Assumed Liabilities, including:  (i) any Liabilities arising out of or relating to operation of the Business prior to the Closing other than to the extent arising in the ordinary course of business and reflected on the Closing Adjustment Statement, as finally determined as provided herein; (ii) any Liabilities for Taxes, including (A) any Taxes arising as a result of the operation of the Business or ownership of the Purchased Assets prior to the Closing, (B) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement and (C) any deferred Taxes of any nature; (iii) any Liabilities under any Contract not assumed by Buyer, including any Liabilities arising out of or relating to any Seller Party’s credit facilities or any security interest related thereto; (iv) any environmental, health and safety Liabilities arising out of or relating to the operation of the Business prior to the Closing or any Seller Party’s leasing, ownership or operation of real property; (v) any Liabilities under any Benefit Plan or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, disability benefits, or any other employee plans or benefits of any kind for Employees or former employees of Sellers; (vi) any Liabilities under any employment, severance, retention or termination agreement with any employee of any Seller Party or any of its Affiliates; (vii) any Liabilities of any Seller Party to any member or Affiliate of such Seller Party; (viii) any Liabilities to distribute to any member or creditor of any Seller Party or otherwise apply all or any part of the consideration received hereunder; (ix) any Liabilities arising out of any Proceeding related to the operation of the Business or otherwise involving any Seller Party and pending as of the Closing; (x) any Liabilities arising out of or resulting from any Seller Party’s compliance or noncompliance with any Law; and (xi) any Liabilities of any Seller Party under this Agreement or any other document executed in connection with the transactions contemplated hereby.

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Securities Act” means the Securities Act of 1933.

“Seller” and “Sellers” each have the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Parties” has the meaning set forth in the preamble.

“Sellers’ Accountants” means BDO Seidman, LLP.

“Sellers’ Intellectual Property” has the meaning set forth in Section 3.12(a).

“Software License Agreement” means that certain Software License Agreement and Covenant Not to Sue by and between CCIP, as Licensor, and Buyer, as Licensee, and entered into at Closing in substantially the form attached hereto as Exhibit H.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, registration, license, lease, service, service use, withholding, payroll, employment, employee benefits, unemployment, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Test Date” means the Monday that is seven calendar days immediately prior to the Closing Date.

“Territory” means the following states:  Alabama, Colorado, Kentucky, Mississippi, Ohio, Oklahoma, South Carolina, Tennessee, and Wisconsin.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Trademark License Agreement” means that certain Trademark License Agreement, by and between Buyer, as Licensor, and CCIP, as Licensee, and entered into at Closing in substantially the form attached hereto as Exhibit I.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Transitional Services Agreement, the Domain Name Assignment, the Software License Agreement, the Trademark Assignment Agreement, and the Trademark License Agreement.

“Transitional Services Agreement” means that certain Transitional Services Agreement, by and between Parent and Buyer and entered into at Closing in substantially the form attached hereto as Exhibit J, subject to any changes permitted under Section 10.13 hereof.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“VSAC” has the meaning set forth in Clause A of the Statement of Purpose.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local, and foreign laws related to plant closings, relocations, mass layoffs, and employment losses, including but not limited to South Carolina’s Plant Closing laws (S.C.A. §§41-1-40), Tennessee’s Plant Closing and Reduction in Operations Act (T.C.A. §§50-1-601 et seq.), and Wisconsin’s Plant Closing and Mass Layoff laws (Wis. Stat. §109.07).

Section 1.02                            Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; and (d) the words “commercially reasonable best efforts” shall not be deemed to require a Person to take actions which would result in a Material Adverse Effect to such Person, or a material decrease in the benefits to such Person expected from this Agreement or the transactions contemplated hereby, or to dispose of or make any significant change to its business, expend any material funds, incur any material burden, undertake extraordinary or unreasonable measures, pay amounts in excess of normal and customary amounts, or subject itself to economic hardship or limitations on conducting its business.

Section 1.03                            Construction.  Unless the context otherwise requires, references herein:  (a) to Articles, Sections, Disclosure Schedules, and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (b) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder.  All words in this Agreement will be construed to be of such gender or number as the circumstances require.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
PURCHASE AND SALE

Section 2.01                            Purchase and Sale.

(a)                                  Subject to the terms and conditions set forth herein, and except for the Excluded Assets, which are not being purchased, at the Closing, Buyer agrees to purchase from each Seller, and each Seller agrees to sell, transfer, and deliver to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), for the consideration set forth in Section 2.02 below, all of such Seller’s right, title, and interest in the property and assets of such Seller, real, personal, or mixed, tangible or intangible, of every kind and description, wherever located, that are primarily used in the operation of the Business (collectively, the “Purchased Assets”).  Without limiting the generality of the foregoing, the Purchased Assets to be acquired by Buyer hereunder shall include with respect to each Seller and to the extent primarily related to the Business all such Seller’s right, title, and interest in the following:

(i)                                     subject to Section 5.08(e), all leasehold interests of Sellers in the leases or subleases for each storefront location operated by the Sellers and identified on Schedule 2.01(a)(i) (each a “Location” and such leases or subleases, the “Assumed Leases”), including the land, buildings, structures, improvements, fixtures, leaseholds, and leasehold improvements;

(ii)                                  all furniture, fixtures, equipment, and all other tangible personal property owned, utilized, or held for use by Sellers in the Business, including, without limitation, those not located at any Location and which are set forth on Schedule 2.01(a)(ii), which schedule represents Sellers’ good-faith estimate of the type and quantity of such tangible assets;

(iii)                               all miscellaneous operating supplies and inventory of Sellers that are used in or otherwise related to the operation of the Business, including, but not limited to, promotional items, marketing supplies, and advertising materials;

(iv)                              all right and benefit of Sellers under and pursuant to all Customer Loan Agreements with amounts outstanding at Closing, including delinquent, written-off, and charged-off accounts, and subject to Section 5.08(e), the additional contracts and agreements used in or otherwise related to the operation of the Business that are set forth on Schedule 2.01(a)(iv), including the equipment leases, prepaid maintenance contracts, advertising contracts, trade agreements, service agreements, and other similar agreements (collectively with the Assumed Leases, the “Assumed Contracts”);

(v)                                 all right and benefit under leases affecting the equipment or inventory that is used in or otherwise related to the Business where a Seller is the lessee thereunder, and copies of all books of accounts, files, papers, and all records with respect to such leases;

(vi)                              all business records of Sellers used in or otherwise related to the operation of the Business, whether in electronic or paper format, including all Customer lists, Customer Accounts, historical loan information, pictures, historical records, and archived business records and advertising materials (to the extent of their existence), in each case except to the extent subject to attorney-client privilege;

(vii)                           all Sellers’ Intellectual Property exclusively used in or otherwise related to the operation of the Business, goodwill associated therewith, licenses and sublicenses granted and obtained exclusively with respect to the Business (including the rights thereunder, remedies against infringement thereof, and rights to the protection of interests therein under the Laws of all jurisdictions), and the trade names, trademarks, copyrights, and domain names set forth on Schedule 2.01(a)(vii);

(viii)                        all signage, displays, and promotional materials of Sellers used for the decor, advertising, or promotion of the Business;

(ix)                                all Customer Accounts and related accounts receivable (whether current, delinquent, charged-off, written-off, or otherwise) and inventory, including all rights to related collateral; and

(x)                                   all notes, Cash on Hand, Held Collateral, inventory, and other Current Assets, security interests, claims, deposits, pre-payments, refunds, causes of action, rights of recovery and other insurance benefits, rights of set off, and rights of recoupment related to the Business.

The transfer of Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability of any Seller Party or VSAC related to the Purchased Assets unless Buyer expressly assumes such Liabilities pursuant to Section 2.01(b).

(b)                                 Buyer is not assuming any Retained Liabilities or any other Liabilities of any Seller Party except for the Assumed Liabilities.  All Retained Liabilities and such other Liabilities shall be and remain the responsibility of the Seller Parties.  Buyer agrees to assume, pay, perform, discharge, and otherwise satisfy promptly when due, only obligations under the Assumed Contracts arising or accruing on or after the Closing Date (for the avoidance of doubt, Buyer is not assuming any liabilities arising out of any act or omission of any Seller with respect to the Assumed Contracts prior to the Closing Date) or set forth on the Closing Adjustment Statement (the “Assumed Liabilities”).

(c)                                  Except for the Assumed Liabilities, Buyer shall not assume any Liabilities of any Seller Party.

Section 2.02                            Purchase Price.  The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be (a) Forty-Five Million Six Hundred Thousand Dollars ($45,600,000.00) (the “Base Amount”), (b) minus Buyer’s Advance Credit, if any, (c) plus or minus any adjustment determined pursuant to Section 2.04 hereof, and (d) the assumption of the Assumed Liabilities.  A portion of the Purchase Price equal to the Escrow Amount shall be placed into an escrow account with the Escrow Agent and shall be available, together with any interest accrued thereon, to satisfy any amounts owed by Seller Parties to Buyer under this Agreement in accordance with the terms of the escrow agreement substantially in the form of Exhibit G attached hereto (the “Escrow Agreement”).  Seller Parties and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Sellers and the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”).  A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Parent within 75 days following the Closing Date for its approval.  If Parent notifies Buyer in writing that Parent objects to one or more items reflected in the Allocation Schedule, Parent and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Parent and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 105 days following the Closing Date, such dispute shall be resolved by the Independent Accountants.  The fees and expenses of such accounting firm shall be borne equally by Parent and Advance America.  Advance America and Seller Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.  Any adjustments to the Purchase Price pursuant to Section 2.04 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.03                            Closing.  Subject to the terms and conditions of this Agreement, the purchase of the Purchased Assets and the consummation of the transactions contemplated hereby to occur simultaneously therewith shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Central time, on the first Monday that is no fewer than 5 calendar days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of K&L Gates LLP, 70 West Madison Street, Suite 3100, Chicago, Illinois or at such other time or on such other date or at such other place as Parent and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date” and shall be effective as of 12:01 a.m. on the Closing Date).

Section 2.04                            Purchase Price Adjustment.

(a)                                  Estimated Closing Adjustment.

(i)                                     No later than the Wednesday immediately before the Closing, Parent shall prepare and deliver to Buyer a statement (the “Estimated Closing Adjustment Statement”) setting forth its good faith estimate of Sellers’ Current Receivables, Delinquent Receivables, Cash on Hand, Prepaid Rent, and Current Liabilities as of 11:59 p.m. on the calendar day prior to the Closing Date (each, an “Estimated Amount”), which statement shall contain a calculation of Sellers’ Current Receivables and Delinquent Receivables as of 11:59 p.m. on the calendar day prior to the Test Date and a reconciliation thereof with Parent’s Estimated Amount of Sellers’ Current Receivables and Delinquent Receivables, and a certificate of the Chief Financial Officer of Parent that such statement was prepared and each Estimated Amount was determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies (in each case except as specifically modified as provided in this Agreement for purposes of determining Current Receivables, Delinquent Receivables, Cash on Hand, Prepaid Rent, and Current Liabilities) that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end and the Interim Financial Statements as if such Estimated Closing Adjustment Statement was being prepared and audited as of a fiscal year end or such interim period, as applicable.  The Seller Parties shall make their senior financial officers reasonably available to answer any questions of Buyer regarding such statement.

(ii)                                  For purposes of this Agreement,

(A)                              The “Estimated Closing Adjustment” shall be an amount equal to the sum of (1) the Estimated Current Receivables Adjustment, (2) the Estimated Delinquent Receivables Adjustment, (3) the Estimated Cash on Hand Adjustment, (4) the Estimated Prepaid Rent Adjustment, and (5) the Estimated Current Liabilities Adjustment;

(B)                                The “Estimated Current Receivables Adjustment” shall equal Parent’s Estimated Amount of Current Receivables minus $30,000,000;

(C)                                (1)                                  If Parent’s Estimated Amount of Delinquent Receivables is less than or equal to the Estimated Target Delinquent Receivables, the “Estimated Delinquent Receivables Adjustment” shall equal Parent’s Estimated Amount of Delinquent Receivables minus the Estimated Target Delinquent Receivables; or

(2)                                  if Parent’s Estimated Amount of Delinquent Receivables is greater than the Estimated Target Delinquent Receivables and Parent’s Estimated Amount of Current Receivables equals or exceeds $30,000,000, the “Estimated Delinquent Receivables Adjustment” shall equal twenty percent (20%) of the amount by which Parent’s Estimated Amount of Delinquent Receivables exceeds the Estimated Target

Delinquent Receivables provided, however, that solely for purposes of such calculation, Parent’s Estimated Amount of Delinquent Receivables shall be capped at thirty percent (30%) of Parent’s Estimated Amount of Current Receivables;

(D)                               The “Estimated Target Delinquent Receivables” shall equal twenty six and one half percent (26.5%) of Parent’s Estimated Amount of Current Receivables;

(E)                                 The “Estimated Cash on Hand Adjustment” shall equal Parent’s Estimated Amount of Cash on Hand minus $600,000;

(F)                                 The “Estimated Prepaid Rent Adjustment” shall equal Parent’s Estimated Amount of Prepaid Rent minus $300,000; and

(G)                                The “Estimated Current Liabilities Adjustment” shall equal zero minus Parent’s Estimated Amount of Current Liabilities that are to be included in the Assumed Liabilities.

(iii)                               If the Estimated Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Estimated Closing Adjustment.  If the Estimated Closing Adjustment is a negative number, the Purchase Price shall be reduced by the absolute value of the Estimated Closing Adjustment.   The “Closing Cash Consideration” shall equal the total of (A) the Base Amount, minus, (B) Buyer’s Advance Credit, (C) plus or minus the Estimated Closing Adjustment.

(b)                                 Post-Closing Adjustment.

(i)                                     Within 75 days after the Closing Date, Advance America shall prepare and deliver to Parent a statement (the “Closing Adjustment Statement”) setting forth its calculation of Current Receivables, Delinquent Receivables, Cash on Hand, Prepaid Rent, and Current Liabilities as of 11:59 p.m. on the calendar day prior to the Closing Date and included in the Purchased Assets and Assumed Liabilities, as applicable (each, an “Actual Amount”), which statement shall contain a certificate of the Chief Financial Officer of Advance America that the Closing Adjustment Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies (in each case except as specifically modified as provided in this Agreement for purposes of determining Current Receivables, Delinquent Receivables, Cash on Hand, Prepaid Rent, and Current Liabilities) that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end and the Interim Financial Statements as if such Closing Adjustment Statement was being prepared and audited as of a fiscal year end or such interim period, as applicable.

(ii)                                  For purposes of this Agreement,

(A)                              The “Actual Closing Adjustment” shall be an amount equal to the sum of (1) the Actual Current Receivables Adjustment, (2) the Actual Delinquent Receivables Adjustment, (3) the Actual Cash on Hand

Adjustment, (4) the Actual Prepaid Rent Adjustment, and (5) the Actual Current Liabilities Adjustment;

(B)                                The “Actual Current Receivables Adjustment” shall equal the Actual Amount of Current Receivables minus $30,000,000;

(C)                                (1)                                  If the Actual Amount of Delinquent Receivables is less than or equal to the Actual Target Delinquent Receivables, the “Actual Delinquent Receivables Adjustment” shall equal the Actual Amount of Delinquent Receivables minus the Actual Target Delinquent Receivables; or

(2)                                  if the Actual Amount of Delinquent Receivables is greater than the Actual Target Delinquent Receivables and the Actual Amount of Current Receivables equals or exceeds $30,000,000, the “Actual Delinquent Receivables Adjustment” shall equal twenty percent (20%) of the amount by which the Actual Amount of Delinquent Receivables exceeds the Actual Target Delinquent Receivables provided, however, that solely for purposes of such calculation the Actual Amount of Delinquent Receivables shall be capped at thirty percent (30%) of the Actual Amount of Current Receivables;

(D)                               The “Actual Target Delinquent Receivables” shall equal twenty six and one half percent (26.5%) of the Actual Amount of Current Receivables;

(E)                                 The “Actual Cash on Hand Adjustment” shall equal the Actual Amount of Cash on Hand minus $600,000;

(F)                                 The “Actual Prepaid Rent Adjustment” shall equal the Actual Amount of Prepaid Rent minus $300,000; and

(G)                                The “Actual Current Liabilities Adjustment” shall equal zero minus the Current Liabilities included in the Assumed Liabilities.

(iii)                               The post-closing adjustment shall be an amount equal to the Actual Closing Adjustment minus the Estimated Closing Adjustment (the “Post-Closing Adjustment”).  If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment plus interest thereon as provided in Section 2.04(c)(vi) below.  If the Post-Closing Adjustment is a negative number, an amount equal to the absolute value of the Post-Closing Adjustment plus interest thereon as provided in Section 2.04(c)(vi) below shall be released to Buyer from the Escrow in accordance with the terms of the Escrow Agreement.  If the Post-Closing Adjustment is a negative number and its absolute value, together with interest thereon as provided in Section 2.04(c)(vi) below, exceeds the Escrow Amount together with any interest accrued thereon, the full Escrow Amount and all interest accrued thereon shall be released to the Buyer in accordance with the terms of the Escrow Agreement and Seller Parties shall pay to the Buyer such additional amount as is necessary for the Buyer to receive the full Post-Closing Adjustment plus interest thereon as provided in Section 2.04(c)(vi) below.

Following payment of the Post-Closing Adjustment, the Escrow Agreement shall be terminated, and any remaining balance of the Escrow Amount shall be released to Sellers in accordance with the terms of the Escrow Agreement.

(c)                                  Examination and Review.

(i)                                     Examination.  After receipt of the Closing Adjustment Statement, Parent shall have 30 days (the “Review Period”) to review the Closing Adjustment Statement and Buyer’s calculation of each Actual Amount.  During the Review Period, Parent and Sellers’ Accountants shall have full access to the books and records of the Business, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Adjustment Statement and Buyer’s calculation of each Actual Amount and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Adjustment Statement and Buyer’s calculation of each Actual Amount as Parent may reasonably request for the purpose of reviewing the Closing Adjustment Statement and Buyer’s calculation of each Actual Amount and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Buyer or the Business.

(ii)                                  Objection.  On or prior to the last day of the Review Period, Parent may object to the Closing Adjustment Statement and Buyer’s calculation of each Actual Amount by delivering to Buyer a written statement setting forth Parent’s objections in reasonable detail, indicating each disputed item or amount and the basis for Parent’s disagreement therewith (the “Statement of Objections”).  If Parent fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Adjustment Statement, Buyer’s calculation of each Actual Amount, and the Post-Closing Adjustment, as the case may be, reflected in the Closing Adjustment Statement shall be deemed to have been accepted by Parent.  If Parent delivers the Statement of Objections before the expiration of the Review Period, Buyer and Parent shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, each Actual Amount, the Post-Closing Adjustment and the Closing Adjustment Statement with such changes as may have been previously agreed in writing by Buyer and Parent, shall be final and binding.

(iii)                               Resolution of Disputes.  If Parent and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Deloitte LLP or, if Deloitte LLP is unable to serve, Buyer and Parent shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Adjustment Statement.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountants shall only decide the specific items under dispute by the parties.

(iv)                              Fees of the Independent Accountants.  Parent shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the total amount of the Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Parent’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Parent’s determination differ).  Advance America shall pay that portion of the fees and expenses of the Independent Accountants that Parent is not required to pay hereunder.

(v)                                 Determination by Independent Accountants.  The Independent Accountants shall make a determination as soon as practicable but within 30 days (or such other time as Buyer and Parent shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Adjustment Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)                              Payments of Post-Closing Adjustment.  Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of each Actual Amount, the Post-Closing Adjustment, and the Closing Adjustment Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Parent, as the case may be.  The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to the lower of the highest legal rate under applicable Law and eight percent (8%).  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(d)                                 Adjustments for Tax Purposes.  Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05                            Closing Deliveries.

(a)                                  At the Closing, Buyer shall deliver:

(i)                                     to the Escrow Agent, the Escrow Amount;

(ii)                                  to the Sellers, the balance of the Closing Cash Consideration by wire transfer of immediately available funds pursuant to written wire transfer instructions delivered to Buyer by Parent at least two (2) Business Days prior to the Closing; and

(iii)                               duly executed counterparts to the Transaction Documents and all other agreements, documents, instruments, or certificates required to be delivered by Buyer and Advance America at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)                                 At the Closing, Seller Parties shall deliver to Buyer and Advance America duly executed counterparts to the Transaction Documents and all other agreements, documents, instruments, or certificates required to be delivered by a Seller Party at or prior to the Closing pursuant to Section 7.02 of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND PARENT

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, separately as to itself, and Parent, jointly and severally with each Seller, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.  Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedules identify the exception with reasonable particularity and describe the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself).  Disclosures set forth in the Disclosure Schedules shall not imply that such information is required to be disclosed and shall not establish any level of materiality or similar threshold or be an admission that such information is material.

Section 3.01         Organization and Authority of Parent.

(a)           Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia.  Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Parent of this Agreement and any other Transaction Document to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder, and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent.

(b)           This Agreement and each other Transaction Document to which Parent is or will be a party (i) has been duly executed and delivered by Parent, and (ii) assuming due authorization, execution, and delivery by each other party thereto, constitutes a legal, valid, and binding obligation of Parent enforceable against Parent in accordance with its terms.

Section 3.02         Organization, Authority, and Qualification of Sellers.

(a)           VSAC and each Seller other than CCIP is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Georgia.  CCIP is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.  Each Seller has full power and authority to (i) own, operate, or lease the properties and assets now owned, operated, or leased by it, (ii) carry on its business as it has been and is currently conducted, (iii) enter into this Agreement and the other Transaction Documents to which such Seller is a party, (iv) carry out its obligations hereunder and thereunder, and (v) consummate the transactions contemplated hereby and thereby.  Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action, as the case may be, on the part of such Seller.

(b)           This Agreement and each other Transaction Document to which any Seller is or will be a party (i) has been duly executed and delivered by such Seller, and (ii) assuming due authorization, execution, and delivery by Buyer and Advance America, as the case may be, constitutes a legal, valid, and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

Section 3.03         Ownership.  Each Seller is a wholly-owned subsidiary of VSAC or Parent.  VSAC is a wholly-owned subsidiary of Parent.

Section 3.04         No Subsidiaries; VSAC No Assets.  No Seller owns, or has any interest in, any shares or other ownership interest in any other Person.  VSAC has no assets related to the Business other than the ownership interests in the Sellers and has no employees.

Section 3.05         No Conflicts; Consents.  The execution, delivery, and performance by each Seller Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement, articles of incorporation, by-laws, or other organizational documents of such Seller Party; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller Party; (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Material Contract included in the Purchased Assets to which any Seller Party is a party or by which any Seller Party is bound or to which any of their respective properties and assets included in the Purchased Assets are subject, or any Permit affecting the properties, assets, or business of any Seller Party; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Seller.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Party in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for any declarations, filings, or notices required to transfer any Necessary Permits in accordance with Section 5.08.

Section 3.06         Financial Statements.  Complete copies of unaudited combined financial statements of the Sellers consisting of the combined balance sheet of Sellers as of December 31st in each of the years 2008, 2009 and 2010 and the related combined statements of operations for the years then ended (the “Annual Financial Statements”), and unaudited combined financial statements consisting of the combined balance sheet of Sellers as of June 30, 2011 and the related combined statements of operations for the six (6) month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except as otherwise required or permitted and disclosed, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not have a Material Adverse Effect), and, except for the lack of footnote disclosure.  The Financial Statements reflect all transactions with Parent and/or any other Affiliate of any Seller Party, and are based on the books of account and other records of the Sellers, which books of account and other records are true and correct in all material respects, and fairly present in all material respects and in accordance with GAAP the financial condition of Sellers as of the respective dates they were prepared and the results of the operations of Sellers for the periods indicated.  The balance sheet of the Business as of December 31, 2010 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of June 30, 2011 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Sellers maintain a standard system of accounting established and administered in accordance with GAAP.

Section 3.07         Undisclosed Liabilities.  No Seller has any liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, which are required to be disclosed on a balance sheet in accordance with GAAP (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date.

Section 3.08         Absence of Certain Changes, Events and Conditions.  Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Sellers or the Business, any:

(a)           event, occurrence, or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, without regard to whether it was in the ordinary course of business consistent with past practice;

(b)           material change in any method of accounting or accounting practice of any Seller, except as required or permitted by GAAP and disclosed to Buyer;

(c)           change in any Seller’s cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, customer loan underwriting (other than changes made in accordance with Section 5.01(i)) inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits;

(d)           entry into any Contract that would constitute a Material Contract;

(e)           incurrence, assumption, or guarantee of any indebtedness for borrowed money except unsecured current obligations;

(f)            transfer, assignment, sale, or other disposition of any (i) accounts receivable, whether current, delinquent or charged-off, or (ii) other material assets of Sellers shown or reflected in the Balance Sheet;

(g)           transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property used exclusively in the Business;

(h)           material damage, destruction, or loss (whether or not covered by insurance) to any Seller’s property, except as would not reasonably be likely in the aggregate to have a Material Adverse Effect;

(i)            acceleration, termination, material modification to, or cancellation of any Material Contract to which any Seller is a party or by which it is bound, except as would not reasonably be likely to have a Material Adverse Effect;

(j)            any material capital expenditures;

(k)           imposition of any Encumbrance (other than Permitted Encumbrances) upon any Seller’s properties, ownership interests, or assets, tangible or intangible;

(l)            grant of any bonus, severance pay, change in control pay, general wage or salary increases in respect of Employees, other than as provided for in any written agreements previously provided to Buyer;

(m)          entry into or termination of any employment agreement or collective bargaining agreement, written or oral, or modification of the terms of any such existing agreement;

(n)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(o)           adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p)           purchase, lease, or other acquisition of the right to own, use, or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(q)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(r)            adoption, amendment, modification, or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any Seller’s managers, officers, Employees, consultants, independent contractors, or other service providers (or any such action taken with respect to any other Benefit Plan); or

(s)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09         Material Contracts.

(a)           Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of Sellers with respect to the Business as of the date of this Agreement, excluding Benefit Plans or any Contracts to which any Seller Party is a party which relate to a Benefit Plan, (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.12(d) and Section 3.12(f) of the Disclosure Schedules, being “Material Contracts”):

(i)            each Contract of any Seller involving aggregate consideration in excess of $25,000 unless it can be cancelled by such Seller without penalty with three months’ notice or less;

(ii)           all Contracts that require any Seller to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)          all Contracts that provide for the indemnification by any Seller of any Person or the assumption of any Tax, environmental, or other Liabilities of any Person;

(iv)          all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(v)           all broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing, consulting, and advertising Contracts to which any Seller is a party;

(vi)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any Seller is a party and which are not cancellable without material penalty without more than 90 days’ notice;

(vii)         except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of any Seller;

(viii)        all Contracts with any Governmental Authority to which any Seller is a party;

(ix)           all Contracts that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)            any Contracts to which any Seller is a party that provide for any joint venture, partnership, or similar arrangement by such Seller;

(xi)           all collective bargaining agreements or Contracts with any labor organization, union, or association to which any Seller is a party;

(xii)          all Contracts prohibiting any Employee from engaging in or continuing any conduct, activity, or practice relating to the Business of any Seller (for which Sellers will provide a full release to all Hired Employees); and

(xiii)         any other Contract that is material to any Seller or the Business and not previously disclosed pursuant to this Section 3.09.

(b)           Each Material Contract included in the Purchased Assets is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect.  No Seller or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract included in the Purchased Assets.  Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10         Title to Assets; Real Property.

(a)           Each Seller has good and valid title to, or a valid leasehold interest in, all of its Real Property and personal property, including but not limited to Sellers’ Intellectual Property, and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances, except for the following (collectively referred to as “Permitted Encumbrances”):

(i)            those items set forth in Section 3.10(a) of the Disclosure Schedules, if any;

(ii)           liens for Taxes not yet due and payable;

(iii)          mechanics’, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business;

(iv)          easements, rights of way, zoning ordinances, and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business;

(v)           liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business; or

(vi)          other imperfections of title or Encumbrances, if any, that individually or in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

(b)           No Seller owns or has ever owned any Real Property.  With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete, and correct copies of any leases affecting such Real Property.  No Seller is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property.  The use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement.  No Seller has received in the last twelve (12) months any written notice from any Governmental Authority of any special assessments for public improvements or of any building assessments for public improvements or of any building, safety, fire, or similar defect, deficiency, or hazard relating to the Real Property which remains open, pending, or unresolved.  Certificates of occupancy are in full force and effect for each location of Real Property, and the uses thereof being made by the applicable Seller do not violate in any material respect any applicable zoning, subdivision, land use, or other Law.  No third party has a right to acquire any Seller’s interests in any of its leased Real Property.  None of the Real Property is located within a flood plain for flood insurance purposes.  To Sellers’ Knowledge, there are no Actions pending, nor overtly threatened, against the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation.

Section 3.11         [Intentionally Omitted].

Section 3.12         Intellectual Property.

(a)           “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests, and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by any Seller Party that is used in or otherwise relates to the Business (“Sellers’ Intellectual Property”) and that in which any Seller holds exclusive or non-exclusive rights or interests granted by license (excluding any so-called “shrink-wrap” or similar license implied or applicable in connection with the purchase or sale of a product and/or perpetual, paid-up license for commonly available off-the-shelf software programs or similar intellectual property) from other Persons, including any Seller Party, for use in the Business (“Licensed Intellectual Property”):

(i)            trademarks, service marks, trade names, brand names, logos, trade dress, and other proprietary indicia of goods and services, whether registered, unregistered, or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions, and renewals of such registrations and applications;

(ii)           internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;

(iii)          original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered, or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions, and renewals of such registrations and applications;

(iv)          all rights in mask works (as defined in the Copyright Act of 1976);

(v)           software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces (including APIs), and algorithms, including without limitation, all point of sale software;

(vi)          confidential or proprietary information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions, and other trade secrets, whether or not patentable; and

(vii)         patented and patentable designs and inventions, all design, plant, and utility patents, letters patent, utility models, pending patent applications and provisional applications, and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications.

(b)           Section 3.12(b) of the Disclosure Schedules lists all Sellers’ Intellectual Property that is used exclusively in the Business and subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names, and copyrights, issued and reissued patents, and pending applications for any of the foregoing.  All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  Sellers have made available to Buyer true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Intellectual Property Registrations.

(c)           Sellers own, exclusively, all right, title, and interest in and to Sellers’ Intellectual Property included in the Purchased Assets, free and clear of Encumbrances.

(d)           Section 3.12(d) of the Disclosure Schedules lists all licenses, sublicenses, and other agreements whereby any Seller is granted rights, interests, and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property used exclusively in the Business.  Sellers have made available to Buyer true and complete copies of all such agreements.  All such agreements are valid, binding, and enforceable against the applicable Seller and, to Sellers’ Knowledge, the other parties thereto, and such Seller and, to Seller’s Knowledge, such other parties are not in material breach of or default under the terms and conditions of such agreements.

(e)           To Sellers’ Knowledge, Sellers’ Intellectual Property and Licensed Intellectual Property as currently owned, licensed, or used by Sellers, and Sellers’ conduct of the Business as currently conducted have not and do not infringe, violate, or misappropriate the Intellectual

Property of any Person.  Neither Sellers nor Parent has received any written notice, and no Action has been instituted, settled or, to Sellers’ Knowledge, overtly threatened that alleges any such infringement, violation, or misappropriation, and none of Sellers’ Intellectual Property are subject to any outstanding Governmental Order.

(f)            Section 3.12(f) of the Disclosure Schedules lists all licenses, sublicenses, and other agreements pursuant to which any Seller grants rights or authority to any Person with respect to any Sellers’ Intellectual Property or Licensed Intellectual Property.  Sellers have made available to Buyer true and complete copies of all such agreements.  All such agreements are valid, binding, and enforceable against the applicable Seller and, to Sellers’ Knowledge, the other parties thereto, and such Seller and, to Sellers’ Knowledge, such other parties are not in material breach of or default under the terms and conditions of such agreements.  To Sellers’ Knowledge, no Person has infringed, violated, or misappropriated, or is infringing, violating, or misappropriating, any Sellers’ Intellectual Property.

(g)           There is no Sellers’ Intellectual Property used in the Business other than what is included in the Purchased Assets.

Section 3.13         Cash on Hand, Held Collateral, and Capital Reserves.

(a)           Other than in the ordinary course of business, all collateral, of any kind or description, held by any Seller as security for any loan (title, pawn, payday, or otherwise) (collectively, the “Held Collateral”), whether or not reflected in the Balance Sheet, is in the possession of such Seller or, in the case of pawned or purchased merchandise, a Governmental Authority, is physically secured in accordance with Sellers’ past practice, and is in the same condition as when it was delivered to such Seller, reasonable wear and tear excepted, other than losses of such Held Collateral in the ordinary course of business.

(b)           Each Seller currently has sufficient capital reserves to meet the requirements of applicable Law.  Other than as of the Closing Date, at which time Cash on Hand maintained at the Locations shall be $600,000 in the aggregate, the amount of Cash on Hand maintained at each Location is (i) of an amount consistent with past practices, and (ii) reasonable for the continued conduct of the Business at such Location after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.14         Accounts Receivable; Customer Accounts.

(a)           The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (i) other than a de minimis amount of contracts acquired, have arisen from bona fide transactions entered into by Sellers involving the rendering of services in the ordinary course of business consistent with past practice; and (ii) constitute only valid and enforceable claims of Sellers not subject to claims of set-off or other defenses or counterclaims, other than (A) defenses arising out of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general, and (B) the right of a Customer to rescind a Customer Loan Agreement under applicable Law.  The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of Sellers have been determined in accordance with GAAP, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes, and in accordance with Sellers’ past practices.

(b)           Each Customer Loan Agreement that is an Assumed Contract has been originated by a Seller as sole principal without any agent lender pursuant to its underwriting, creditworthiness, and other policies and procedures as applicable at the relevant time and was opened on the terms of one of the standard form agreements provided to Buyer.

(c)           There is no pending, or, to Sellers’ Knowledge, threatened litigation, arbitration or mediation, administrative, criminal proceedings (apart from the collection of debts in the ordinary course of the Business), or investigation by any Governmental Authority with respect to any Loan or the Customer Loan Agreements with amounts currently outstanding and included in the Purchased Assets.

(d)           All Customer Accounts originated by Sellers have been, in all material respects, properly opened, maintained, and serviced by the applicable Seller in accordance with the applicable Customer Loan Agreements and applicable Law and all payments or monies received by such Seller with respect to payment of any Loan have been properly applied to the relevant Customer Account.

(e)           Each Seller is the sole legal and beneficial owner of its Customer Loan Agreements and the receivables and creditor’s rights under such Customer Loan Agreements.

(f)            The applicable Seller retains (whether electronically or otherwise) the original Customer Loan Agreement signed by the Customer and on behalf of such Seller.

Section 3.15         Suppliers.  Section 3.15 of the Disclosure Schedules sets forth (i) each supplier to whom Sellers in the aggregate have paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for the prior twelve months (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  No Seller has received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to any Seller or to otherwise terminate or materially reduce its relationship with any Seller.

Section 3.16         Insurance.  The insurance policies of the Sellers are in full force and effect and neither any Seller nor any of their Affiliates (including Parent) has received any written notice of cancellation of, or alteration of coverage under, any of such insurance policies other than routine notifications received prior to expiration of such policies.

Section 3.17         Legal Proceedings; Governmental Orders.

(a)           There are no third-party Actions pending or, to Sellers’ Knowledge, overtly threatened (i) against or by any Seller (or by or against any Affiliate thereof and relating to the Business) that would reasonably be expected to have a Material Adverse Effect; or (ii) against or by any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting any Seller or any of its properties or assets (or by or against any Affiliate thereof and relating exclusively to the Business).

Section 3.18         Compliance With Laws; Permits.

(a)           Each Seller has complied, and is now complying, with all Laws applicable to the Business, except for any non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.  No Seller has received in the last twelve (12) months any written notice from any Governmental Authority regarding (i) any actual, alleged, or potential violation of, or failure to comply with, any Law, or (ii) any actual, alleged, or potential obligation on the part of such Seller to undertake, or to bear all or any portion of the cost of, any remedial action, in each case, except as would not have a Material Adverse Effect.

(b)           All material Permits required for Sellers to conduct the Business have been obtained and are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to each Seller that are used in the operation of the Business and are substantively related to the nature of the Business, including the names of the Permits and their respective dates of issuance and expiration.  No Seller has received in the last twelve (12) months any written notice from any Governmental Authority regarding (i) any actual, alleged, or potential violation of, or failure to comply with, any Permit, or (ii) any actual, proposed, or potential revocation, suspension, modification, lapse, or limitation of any Permit.

(c)           As of the date of Parent’s last quarterly report on Form 10-Q:

(i)            The Parent maintained disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) sufficient to ensure that information relating to the Business that is material to Parent would be made known to the principal executive officer and principal financial officer of the Parent by others within the Sellers.

(ii)           The Parent maintained internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including the financial statements of Sellers as consolidated subsidiaries, in accordance with generally accepted accounting principles.

(iii)          There were no significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting which would have been reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information, including financial information regarding the Business and the Sellers that is material to Parent.

(iv)          There had been no fraud, whether or not material, involving management or other employees who had a significant role in the Parent’s internal control over financial reporting.

Section 3.19         Environmental Matters.

(a)           Each Seller is currently, and has been, in compliance in all material respects with all Environmental Laws and have not received from any Person any:  (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           Each Seller has obtained and is in material compliance with all of its Environmental Permits necessary for the ownership, lease, operation, or use of the business or assets of such Seller and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by such Seller through the Closing Date in accordance with Environmental Law.

(c)           There has been no Release of Hazardous Materials giving rise to any liability under Environmental Law with respect to the business or assets of any Seller or any real property currently or formerly owned, operated or leased by such Seller, and neither Parent nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated, or leased in connection with the Business of such Seller (including soils, groundwater, surface water, buildings, and other structures located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, such Seller.

(d)           To Sellers’ Knowledge, there is no condition, event, or circumstance concerning the Release of Hazardous Materials by Seller that would reasonably be expected to, after the Closing Date, prevent, or materially increase the costs associated with the ownership, lease, operation, performance, or use of the business or assets of Sellers as currently carried out.

Section 3.20         Employee Benefit Matters.

No Benefit Plan is subject to Title IV of ERISA or constitutes a “multiemployer plan” as defined in Section 3(37)(A) of ERISA.

Section 3.21         Employment Matters.

(a)           Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, consultants, or contractors of each Seller as of the date hereof, including those on a leave of absence or who otherwise have an expectation of recall or reemployment, and sets forth for each such individual the following:  (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; (vii) leave status; and (viii) exempt or non-exempt status under state and federal wage, hour, and overtime laws, including the Fair Labor Standards Act.  All salary, wages, commissions and bonuses payable to Hired Employees, consultants, or contractors of any Seller for services performed on or prior to the Closing Date shall be paid in full by Sellers in accordance with Sellers’ payroll policies and applicable Law.  As of the Closing Date, there will be no outstanding agreements, understandings, or commitments of any

Seller with respect to any commissions, bonuses, or increases in compensation with respect to any Hired Employees relating to any period after the Closing Date.  There are no employees of Parent or any of its Affiliates (other than Sellers) that are primarily employed for the Business.  Each Employee is employed solely and exclusively by one of the Sellers and is not jointly employed by any other Seller or third party.

(b)           No Seller is a party to, or bound by, any collective bargaining or other Contract, agreement, or other understanding with a labor organization representing its Employees, and there are no labor organizations representing, purporting to represent or, to Sellers’ Knowledge, attempting to represent or organize any Employee of any Seller.  There has never been, nor, to Sellers’ Knowledge, has there been any overt threat of, any strike, slowdown, work stoppage, lockout, proceeding to compel collective bargaining, concerted refusal to work overtime, or other similar labor activity or dispute affecting any Seller or any of its Employees.  No Seller has committed any unfair labor practice and no grievance is pending or, to Sellers’ Knowledge, threatened against any Seller by any labor organization for Employee.  To Sellers’ Knowledge no organizational effort is presently being made or threatened by or on behalf of any labor organization with respect to Employees of any Seller.

(c)           Each Seller is and has been in compliance in all material respects with OSHA and all other applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, affirmative action, child labor, health and safety, workers’ compensation, leaves of absence, including military leaves and family and medical leaves, reinstatement, and unemployment insurance.  There are no Actions against any Seller pending, or to Sellers’ Knowledge, overtly threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant, or independent contractor of any Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, compensation, wages, hours, overtime pay, or any other employment related matter arising under applicable Laws.

(d)           Each Seller is responsible for the payment of any and all wages, benefits, and other amounts owing to each Employee for all periods up to and including the Closing Date.

(e)           Each Seller is and will remain in compliance with the WARN Act in connection with this transaction.

Section 3.22         Taxes.

(a)           All material Tax Returns required to be filed by Sellers have been timely filed.  Such Tax Returns are complete and correct in all respects and were prepared in substantial compliance with all applicable Laws.  All material Taxes due and owing by any Seller (whether or not shown on any Tax Return) have been timely paid.

(b)           Each Seller and Parent has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee,

independent contractor, creditor, customer, member, shareholder or other party of Sellers, and complied with all material information reporting and backup withholding provisions of Law applicable to Sellers.

(c)           No claim has been made by any taxing authority in any jurisdiction where a Seller does not file Tax Returns that such Seller is, or may be, subject to a Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller or Parent.

(e)           All material deficiencies asserted, or assessments made, against any Seller as a result of any examinations by any taxing authority have been fully paid.

(f)            There are no pending or overtly threatened Actions against any Seller by any taxing authority.  Parent and Sellers do not expect any Governmental Authority to assess any additional Taxes against any Seller for any period.

(g)           No Seller is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(h)           No private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to any Seller.

(i)            No Seller has been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes other than the group of which Parent is the common parent.

(j)            No Seller Party is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.  No Seller Party is, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

Section 3.23         Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission from Buyer, Parent, or any Seller in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Parent or any Seller, except UBS Securities whose fees and expenses shall be paid by the Seller Parties.

Section 3.24         Investment Company Status.  No Seller is, and no Seller is an Affiliate of, an “investment company” within the meaning of the Investment Company Act.

Section 3.25         Certain Payments.  To Sellers’ Knowledge, during the past five years, no Seller, nor any manager, officer, agent, or Employee of any Seller, or any other Person associated with or acting for or on behalf of any Seller, has directly or indirectly:  made any unlawful contribution, gift (other than isolated and customary gifts of nominal value), bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of any Seller, or in violation of the Foreign Corrupt Practices Act or any other Law; or established or maintained any fund or asset that has not been recorded in the books and records of any Seller.  Each Seller has at all times been in compliance in all material respects with all Laws relating to export control and trade embargoes.

Section 3.26         Relationships with Affiliates.  Section 3.26 of the Disclosure Schedules sets forth all services provided to Sellers by Parent or any other Affiliate of any Seller Party.

Section 3.27         Business Continuity.

(a)           Sellers currently maintain, and have maintained for the six months prior to the date of this Agreement, a plan with respect to disaster recovery activities.

(b)           In the past twelve (12) months, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data, and video networks), and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Sellers in the conduct of the Business (collectively, the “Systems”) (i) have become unavailable due to any disaster, act of God, act of war, act of hostilities against the U.S., any other force majeure event, the achievement of any particular dates or any effects thereof, or (ii) have experienced bugs, failures, breakdowns, or continued substandard performance that have caused any substantial disruption or interruption in or to the use of any such Systems by any Seller.

Section 3.28         Computer and Technology Security.  Sellers have taken commercially reasonable steps to safeguard the information technology systems utilized in the operation of the Business (including the implementation of customary procedures to ensure that such information technology systems are free from any disabling codes or instructions, time, copy protection device, clock, counter, or other limiting design or routing and any back door, time bomb, Trojan horse, worm, drop dead device, virus, or other malicious software routines or hardware components that, in each case, permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party), and in the last two (2) years, to Sellers’ Knowledge, there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

Section 3.29         Data Privacy.  Sellers have in the past two (2) years complied with and are currently in compliance, in all material respects, with all Data Laws and the Business’ own policies applicable to data privacy, data security, and/or personal information.  In the past three years, to Sellers’ Knowledge, no Seller has experienced any incident in which personal information or other sensitive data was stolen or improperly accessed.

Section 3.30         Solvency.  Each Seller Party is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of a Seller Party exceeds the present fair saleable value of such Seller Party’s assets.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement:  (i) each Seller party will be able to pay its Liabilities as they become due in the usual course of its business; (ii) no Seller Party will have unreasonably small capital with which to conduct its present or proposed business; and (iii) each Seller Party will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against any Seller Party in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller Party will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller Party.  The cash available to each Seller Party, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND ADVANCE AMERICA

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer and Advance America jointly and severally represent and warrant to Seller Parties that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01         Organization and Authority of Buyer and Advance America.  Each of Advance America and Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.  Each of Advance America and Buyer has full power and authority to (i) enter into this Agreement and the other Transaction Documents to which it is a party, (ii) carry out its obligations hereunder and thereunder, and (iii) consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Advance America and Buyer of this Agreement and any other Transaction Document to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Advance America or Buyer, as applicable.  This Agreement has been duly executed and delivered by each of Advance America and Buyer, and (assuming due authorization, execution, and delivery by Seller Parties) this Agreement constitutes a legal, valid, and binding obligation of each of Advance America and Buyer enforceable against it in accordance with its terms.  When each other Transaction Document to which Buyer or Advance America is or will be a party has been duly executed and delivered by it (assuming due authorization, execution, and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Advance America or Buyer, as applicable, enforceable against it in accordance with its terms.

Section 4.02         No Conflicts; Consents.  The execution, delivery, and performance by each of Advance America and Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of its certificate of incorporation, by-laws, or other organizational documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to it; or (c) require the consent, notice, or other action by any Person not already obtained under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel any Contract to which it is a party.  Except for the Necessary Permits, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Advance America in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices which, in the aggregate, would not (i) materially and adversely affect the ability of Buyer or Advance America to carry out its obligations under, or to consummate the transactions contemplated by, this Agreement and the Transaction Documents; or (ii) prevent or materially delay the consummation by Buyer or Advance America of the transactions contemplated by this Agreement.

Section 4.03         Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Seller Party in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04         Legal Proceedings.  There are no third-party Actions pending or, to Buyer’s knowledge, overtly threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.  To Buyer’s Knowledge, no event has occurred or circumstances exist that it reasonably expects to give rise or serve as a basis for any such Action.

Section 4.05         Financing.  The Buyer has sufficient availability under its financing arrangements to pay, in cash, the Closing Cash Consideration and has obtained the consent of its lenders necessary to consummate all the transactions contemplated hereby and thereby.

Section 4.06         Independent Investigation; Sellers’ Representations.  Each of Buyer and Advance America has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business, which investigation, review and analysis was done by Buyer, its Affiliates and their representatives.  In entering into this Agreement, each of Buyer and Advance America acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller Parties or its representatives (except the specific representations and warranties of the Seller Parties set forth in Article III and the Disclosure Schedules thereto).  Each of Buyer and Advance America hereby acknowledges and agrees that (a) none of the Seller Parties, its Affiliates, or any of their respective officers, directors, employees or Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Sellers, the Business or the Purchased Assets as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Buyer or its Affiliates after the Closing, (iii) the probable success or profitability of the Business after the Closing; or (iv) any changes in, or interpretation of, Laws after the Closing affecting the Business, and (b) other than the indemnification obligations of the Seller Parties set forth in Article VIII, none of the Seller Parties, its Affiliates, or any of their respective officers, directors, employees or Representatives will have or be subject to any Liability or indemnification obligation to the Buyer or Advance

America or to any other Person resulting from (i) through (iv) above, the distribution to the Buyer, Advance America, its Affiliates or Representatives of, or the Buyer’s or Advance America’s use of, any information relating to the Business and any information, documents or material made available to the Buyer or Advance America, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Buyer or Advance America or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.01         Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, such consent not to be unreasonably withheld (and if provided, to be provided within a reasonable period of time), each Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable best efforts to maintain and preserve intact the current organization, and business of such Seller and to preserve the rights, goodwill, and relationships of its Employees, customers, lenders, suppliers, regulators, and others having business relationships with such Seller, in each case, to the extent related to the Business, including to:

(a)           preserve and maintain all of its Permits;

(b)           pay its debts, Taxes, and other obligations when due;

(c)           maintain the properties and assets owned, operated, or used in the Business in substantially the same condition as they were on the date of this Agreement;

(d)           continue in full force and effect without modification all of its insurance policies, except as required by applicable Law;

(e)           defend and protect the Purchased Assets and the Business from infringement or usurpation;

(f)            perform all of its obligations under all Contracts relating to or affecting the Purchased Assets or the Business;

(g)           maintain its books and records in accordance with past practice;

(h)           comply in all material respects with all applicable Laws;

(i)            continue underwriting and collection practices and the write-down of receivables on a basis consistent with past practice and as reflected in the Financial Statements;

(j)            not deplete, discard, destroy, or otherwise dispose of (i) any Cash on Hand, Held Collateral or any other assets used in or related to the Business, other than in the ordinary course of business and other than, in the case of Cash on Hand, distributions by Sellers immediately prior to Closing in amounts that would not reduce Cash on Hand to below

$600,000, or (ii) any accounts receivable, whether current, delinquent, charged-off, or otherwise; and

(k)           not take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

Section 5.02         Access to Information.  From the date hereof until the Closing, and upon reasonable prior notice, each Seller Party shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property or other real property used or leased by Seller Parties in the Business, properties, assets, premises, books and records, Contracts, and other documents and data that are primarily related to the Business; (b) furnish Buyer and its Representatives with such financial, operating, and other data and information primarily related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of such Seller Party to cooperate with Buyer in its investigation of the Business; provided, however, that any such access or furnishing of information shall be conducted at Buyer’s and Advance America’s expense and during normal business hours.  Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business by Sellers.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by any Seller Party in this Agreement.

Section 5.03         No Solicitation of Other Bids.

(a)           No Seller Party shall, and shall not authorize or permit any of its Affiliates or any of its Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Each Seller Party shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, share exchange, or other business combination transaction involving any Seller; (ii) the issuance or acquisition of ownership interests or other equity securities of any Seller; or (iii) the sale, lease, exchange, or other disposition of any significant portion of the Purchased Assets or the Business.

(b)           In addition to the other obligations under this Section 5.03, Seller Parties shall promptly (and in any event within one Business Day after receipt thereof by any Seller Party or its Representatives or any Affiliate of any Seller Party) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)           Seller Parties agree that the rights and remedies for noncompliance with this Section 5.03 shall include having the right to seek to have such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or overtly threatened breach shall cause irreparable injury to Buyer and Advance America and that money damages would not provide an adequate remedy to Buyer and Advance America.

Section 5.04         Notice of Certain Events.

(a)           From the date hereof until the Closing, Parent and Advance America shall promptly notify the other in writing of:

(i)            any fact, circumstance, event, or action the existence, occurrence, or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the case of Sellers, or materially and adversely affect the ability of Buyer or Advance America to carry out its obligations under, or to consummate the transactions contemplated by this Agreement and the Transaction Documents, in the case of Buyer and Advance America, (B) has resulted in, or is reasonably expected to result in, any representation or warranty made by any party hereunder not being true and correct in any material respect, or (C) has resulted in, or is reasonably expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)          any Actions commenced or, to Sellers’ Knowledge or Buyer’s Knowledge, overtly threatened against, relating to, or involving or otherwise affecting (A) any Seller or the Purchased Assets or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or Section 4.04 or (B) that relates to the consummation of the transactions contemplated by this Agreement.

(b)           A party’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by any party in this Agreement (including Section 8.02, Section 8.03, and Section 9.01), shall not be deemed to amend or supplement the Disclosure Schedules, and shall not limit the indemnification rights of any party pursuant to this Agreement.

Section 5.05         Employees.

(a)           Buyer may interview all Active Employees and Sellers will provide Buyer with full access upon reasonable notice to all premises, properties and personnel of Sellers for the purpose of preparing for and conducting employment interviews with Active Employees.  Seller Parties will coordinate with Buyer any communications to Active Employees regarding the transactions contemplated by this Agreement.  As soon as reasonably practicable, but not later than fifteen (15) calendar days prior to the Closing Date, Buyer will deliver to Sellers a list of

Active Employees to whom Buyer or one of its Affiliates intends to make an offer of employment for employment to commence after the Closing.  Buyer agrees to extend offers of employment to all Active Employees located at Sellers’ centers, regional directors (“RDOs”), and district store managers (“DSMs”) (other than any such employees who have been previously employed and terminated for cause by Parent or its Affiliates), but is not obligated and does not hereby contract to make any offers of employment to any other Employees.  Sellers agree to not terminate or provide notice of termination (except as required by applicable Law) to any Active Employee prior to the Closing or any Active Employee not hired by Buyer before the expiration of the term, if any, applicable to such Employee as specified in the Transitional Services Agreement, except for terminations for cause or as consented to in writing by Buyer.  Buyer shall not be liable for severance obligations of any Seller Party with respect to any Employee.  For purposes of this Agreement, all Active Employees as of the Closing who accept employment with Buyer shall be referred to herein as “Hired Employees.”  Parent agrees to promptly reimburse Buyer for all severance costs incurred by Buyer for all Hired Employees that are RDOs or DSMs that Buyer terminates within 90 days of Closing; provided that Parent shall only be responsible to reimburse Buyer up to the amount of severance costs to which such employee would have been entitled pursuant to Sellers’ severance practices has such employee been continuously employee by the Sellers through the date of termination.

(b)           Except as set forth in subsection (a) of this Section, Buyer does not intend to enter into any employment relationships with any other Employees.  Buyer’s expressed intention set forth in subsection (a) of this Section will not constitute any commitment or contract by Buyer to enter into any employment relationship for any term or duration or upon any terms or conditions other than those that the Buyer may establish with such Employees pursuant to individual offers of employment.  Employment offered by Buyer will be “at will” and may be terminated by Buyer or by an Employee at any time for any reason or for no reason (subject to any written commitments to the contrary made between Buyer and an Employee and any requirements of Law).

(c)           Each Seller will be responsible for (i) the payment of all wages and other remuneration due to Employees with respect to their services as Employees of such Seller, including but not limited to bonus payments, pro rata bonus payments, disability pay, overtime pay, severance and separation pay, change in control pay, and all vacation pay and other paid time off pay earned prior to the Closing Date, (ii) the payment of any deferred compensation or similar benefits that arise as a result of the transactions contemplated hereby, (iii) as required by applicable Law, the provision of health plan continuation coverage in accordance with the requirements of COBRA and ERISA §§ 601 through 608 for any Employees who lose coverage under Seller’s Benefit Plans that are group health plans subject to COBRA due to their termination of employment from Seller as a result of the transactions contemplated hereby, whether or not they become Hired Employees, and (iv) any claims made or incurred by Employees and their beneficiaries under any of such Seller’s Benefit Plans.

(d)           Buyer agrees that, as of its hiring of any Hired Employee, it will count the service with the Sellers of such Hired Employee to the full extent credited by Sellers as of the Closing (including service with predecessor entities), for purposes of determining each such Hired Employee’s eligibility to participate in and eligibility for benefits under (including, but not limited to, vesting, eligibility for optional forms and benefits and accrual rates) Buyer’s benefit plans, programs, arrangements and policies in which such Hired Employee is eligible to participate.  In addition, Buyer agrees to recognize the service of each such Hired Employee with the Sellers for purposes of determining the amount of vacation and other paid time off to which such Hired Employee will be entitled to earn under Buyer’s vacation and other paid time off policies.

(e)           Hired Employees shall be eligible to enroll in Buyer’s welfare plans without (i) any waiting periods, (ii) any evidence of insurability, (iii) application of any pre-existing physical and mental conditions or restrictions or (iv) deductibles or out-of-pocket maximums, except to the extent such waiting periods, evidence of insurability, pre-existing physical or mental condition restrictions or deductibles or out-of-pocket maximums would have applied under the Sellers’ corresponding welfare plans for the year that includes the Closing.  Each such Hired Employee will be given credit under Buyer’s welfare plans, including spending accounts, for all amounts such Hired Employee paid, contributed or incurred for the calendar year that includes the Closing for purposes of satisfying any deductible, co-insurance, or maximum out-of-pocket requirements and for determining any remaining credits, spending account balances or reimbursements available under Buyer’s similar plans.

(f)            Each Seller will continue to be responsible for the disability income benefits and other applicable benefits payable to inactive Employees of such Seller who are not actively employed on the Closing Date due to short-term disability or other illness or injury.

(g)           With respect to Hired Employees, the Seller shall promptly provide Buyer with all payroll, withholding or other information as necessary to complete Forms W-2 and W-3 in accordance with the “alternate procedure” described in Revenue Procedure 2004-53, and the Seller will promptly provide Buyer with all current Forms W-4 and W-5 and otherwise cooperate with Buyer in complying with the alternative procedure.

(h)           Each Seller Party shall provide any and all notices required under the WARN Act, and take all other actions necessary to comply with the WARN Act, as a result of the transactions contemplated by this Agreement, including but not limited to WARN Act obligations that may arise as a result of an insufficient number of Employees receiving offers of employment from Buyer.

(i)            Effective as of the Closing, each Seller Party on behalf of itself and each of its Affiliates, releases and discharges each Hired Employee from any and all non-solicitation, non-competition, or similar restrictive covenants or agreements for the benefit of any Seller Party or any Affiliate of any Seller Party.

Section 5.06         Confidentiality.  From the date hereof and at all times for a period of two years from and after the Closing, each Seller Party shall, and shall cause its Affiliates to, and shall use its commercially reasonable best efforts to cause their respective Representatives to, hold in confidence any and all confidential or proprietary information, whether written or oral, concerning the business, assets, operations, financial condition, plans, or affairs of the Business (including information related to its customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors, officers, managers, Employees, price lists and pricing policies, discounts, rebates, financial statements and information, budgets, projections, business plans, production costs, market research, marketing, sales and distribution strategies, expansion plans, processes, and business methods, customer service, training, technical information, pending projects and proposals, new business plans and initiatives, research and development, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other Intellectual Property used exclusively in the Business, devices, samples, plans, drawings, specifications, photographs, digital images, software, programming, applications, and similar materials) whether in verbal, written, graphic, electronic, or other form, except to the extent that such information (a) is generally available to and known by the public through no fault of any Seller Party, any of its Affiliates, or their respective Representatives, (b) is lawfully acquired by a Seller Party, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation, (c) is disclosed with the express written consent of an executive officer or director of Advance America, or (d) is requested, required, or compelled to be disclosed by applicable Law or Governmental Authority.  If any Seller Party or any of its Affiliates or their respective Representatives are so requested, required, or compelled to disclose any information by judicial or administrative process or by other requirements of applicable Law or Governmental Authority, Parent shall promptly notify Buyer in writing and shall disclose only that portion of such information which Parent is advised by its counsel is so requested, required, or compelled to be disclosed, provided, that Parent, at Buyer’s sole expense, shall use commercially reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Seller Parties hereby assign to Buyer all of their rights under any confidentiality, non-disclosure, or similar agreements signed in connection with a potential Acquisition Proposal with respect to the Sellers or Purchased Assets or the Business.

Section 5.07         Non-competition; Non-solicitation; Non-disparagement.

(a)           For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, principal, agent or trustee; or (iii) intentionally interfere in any material respect with the business relationships between Buyer or any of its Affiliates engaged in the Restricted Business, on the one hand, and suppliers of Sellers included in the Purchased Assets pursuant to an Assumed Contract, on the other hand, provided, however, nothing in this Section 5.07(a) shall prohibit or otherwise restrict the Seller Parties or their respective Affiliates from owning or investing in a company engaged, directly or indirectly, in the Restricted Business provided that if such Seller Party or Affiliate has Control of such company, the assets comprising the Restricted Business of such company constitutes less than 10% of such company’s total assets; provided, further, that any acquisition or investment by any Seller Party or its Affiliates in any company that conducts pawn lending shall not be a breach of the provisions of this Section 5.07(a).  For purposes of this Agreement, “Restricted Business” shall mean, in each case only to the extent conducted through storefront or other retail physical presence in the Territory, (1) pawn lending, (2) small-balance, single-repayment, short-term cash advance credit transactions due to be repaid in full on borrowers’ payday and secured by check(s) or debit authorization(s), and (3) small-balance, multiple installment, credit transactions with a term of 180 days or less, where the amount borrowed is scheduled to be repaid on the borrower’s payday and secured by check(s) or debit authorization(s) and on terms materially consistent with those offered by Sellers as of the Closing Date.  For the avoidance of doubt, the parties acknowledge and agree that nothing herein shall prohibit Seller Parties or their Affiliates (y) from conducting an online payday lending business without any direct or indirect retail storefront presence (other than one physical presence in each state if, and only to the minimum extent, required by Law to conduct such business; provided, however, that if more than one physical presence is required by Law in any state, Seller Parties or their Affiliates may, with Buyer’s consent, not to be unreasonably withheld, establish additional physical presences in such state up to the minimum number required by Law) or (z) from providing revolving or installment loans that are repaid through automatic payroll deductions by a customer’s employer.

(b)           During the Restricted Period, Seller Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit any employee of Buyer or any of its Affiliates engaged in the Business or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)           During the Restricted Period, Seller Parties shall not, and shall not permit any of their Affiliates or successors to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any individuals identified in the Purchased Assets as a Customer by specifically targeting such individuals because they are a customer of Buyer or its Affiliates for purposes of diverting their business or services related to the Business from Buyer or its Affiliates.

(d)           During the Restricted Period, no party hereto, nor any of their respective Representatives or Affiliates, shall make any disparaging statement or other negative statement, either written or oral, regarding the other parties hereto, their respective Affiliates, officers, or directors, businesses, or the products or services thereof; provided, however, that the parties acknowledge and agree that general marketing statements comparing products or services shall not be a breach of this Section 5.07(d).

(e)           Notwithstanding anything herein to the contrary, none of the provisions of Sections 5.07(a), (b), or (d) shall apply to or bind, directly or indirectly, any Person that is not an Affiliate of Parent on the Closing Date that, directly or indirectly, acquires, in one transaction or a series of transactions, by purchase of stock or assets, merger, recapitalization, consolidation or otherwise, control of the Parent or any of its Affiliates after the Closing Date.

(f)            If any Seller Party breaches, or overtly threatens to commit a breach of, any of the provisions of this Section 5.07, Buyer shall have the right which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity, to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or overtly threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer.

(g)           Seller Parties acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(h)           For a period of one (1) year following the date hereof, if this Agreement is terminated for any reason pursuant to Article IX, no party shall, directly or indirectly, actively solicit or induce any employee of any other party or any Affiliate of such other party to leave such employment and become an employee, agent, or contractor of such party or any of its Affiliates; provided, however, that the parties acknowledge and agree that general public advertisements of employment shall not be a breach of this provision.

Section 5.08         Governmental Approvals, Permits, and Consents.

(a)           Each party hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  Each party shall reasonably cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals.  The parties hereto shall not willfully take any action or omit to take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b)           The parties hereto shall use commercially reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

(c)           The parties hereto shall use commercially reasonable best efforts to ensure that prior to Closing, for each Permit listed on Schedule 3.18(b) (the “Necessary Permits”), at the sole discretion of Buyer (subject to applicable Law), either, (i) Buyer shall have obtained a corresponding new Permit from the applicable issuing Governmental Authority, or (ii) the applicable Seller shall have transferred such Permit to Buyer.

(d)           Without limiting the generality of the parties’ undertakings pursuant to subsections (a), (b), and (c) above, each of the parties hereto shall use all commercially reasonable best efforts to:

(i)            respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement, any Transaction Document, or any agreement or document contemplated hereby or thereby;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the transactions contemplated by this Agreement, any Transaction Document, or any agreement or document contemplated hereby or thereby; and

(iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, any Transaction Document, or any agreement or document contemplated hereby or thereby has been issued, to have such Governmental Order vacated or lifted.

(e)           If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract related to the Business to which any Seller Party is a party is not obtained prior to the Closing, Seller Parties shall, subsequent to the Closing, reasonably cooperate with Buyer in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable.  If such consent, approval, or authorization cannot be obtained, Seller Parties shall use their commercially reasonable best efforts to provide Buyer with the rights and benefits of the affected Contract for the term thereof, and, if Seller Parties provide such rights and benefits, Buyer shall assume the corresponding obligations and burdens thereunder only to the extent such obligations and burdens would otherwise constitute Assumed Liabilities.

(f)            All material analyses, appearances, meetings, presentations, memoranda, briefs, filings, arguments, and written proposals made by or on behalf of any Seller Party or Buyer or Advance America before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any Seller Party or Buyer or Advance America, as applicable, with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law, or any disclosure containing confidential information not otherwise related to the operation of Sellers’ Business or included in the Purchased Assets) shall be disclosed to the other party hereunder in advance of any filing, submission, or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, presentations, memoranda, briefs, filings, arguments, and written proposals.  Each of Seller Parties, on the one hand, and Buyer and Advance America, on the other hand, shall give notice to the other with respect to any such meeting, or appearance with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other with the opportunity to attend and participate in such meeting or appearance.

(g)           Notwithstanding any of the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Seller Parties, Buyer or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests of Buyer or any of their Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, or interests; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09         Books and Records; Cooperation.

(a)           In order to facilitate the resolution of any claims made against or incurred by any Seller Party prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer and Advance America shall:

(i)            retain the books and records (excluding personnel files) of Sellers relating to the Business for periods prior to the Closing in accordance with all applicable Law; and

(ii)           upon reasonable notice, afford the Representatives of Parent reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Parent shall:

(i)            retain copies of the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing in accordance with all applicable Law; and

(ii)           upon reasonable notice, afford the Representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

(c)           After the Closing, each Seller Party, on the one hand, and Buyer and Advance America, on the other hand, shall cooperate with the other and its counsel and make themselves and their Representatives available to the other in connection with the institution or defense of any Action, whether existing, threatened, or anticipated, involving or relating to the Business, the Purchased Assets, or the transactions contemplated by this Agreement, including providing testimony, records, and other information.

(d)           The party requesting records or information pursuant to this Section 5.09 shall reimburse the nonrequesting party for the reasonable out-of-pocket costs and expenses incurred by the nonrequesting party (unless the requesting party is entitled to indemnification therefor under this Agreement).  The nonrequesting party shall afford access to such records during normal business hours, upon reasonable advance notice given by the requesting party, and subject to such reasonable limitations as the nonrequesting party may impose to delete competitively sensitive or privileged information.

(e)           Neither Buyer or Advance America, on the one hand, nor Seller Parties, on the other hand, shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10         Closing Conditions.  From the date hereof until the Closing, each party hereto shall use commercially reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.11         Public Announcements.  Unless otherwise required by or reasonably advisable under applicable Law or any applicable stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.  Notwithstanding the foregoing, following the Closing, Buyer shall be permitted to make any public announcement or communication to any customer, client, or supplier of the Business solely for the purpose of informing it that Buyer has purchased the Business.

Section 5.12         Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.13         Benefit Plans and Insurance.

(a)           Hired Employees who were participants in Sellers’ 401(k) plan shall be entitled to a distribution of their account balances under Sellers’ 401(k) plan in accordance with such plan and as permitted by the Code.  Hired Employees who receive eligible rollover distributions (within the meaning of Section 402(f)(2) of the Code, including a direct rollover distribution within the meaning of Section 401(a)(31) of the Code) from Sellers’ 401(k) plan shall be permitted to make a rollover contribution to a defined contribution plan of Buyer’s (“Buyer’s 401(k) Plan”) in accordance with applicable Law and the provisions of Buyer’s 401(k) Plan.

(b)           Seller Parties shall retain responsibility for group health continuation coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and comparable state Law for all Employees and their “qualified beneficiaries” and all other “M&A qualified beneficiaries” for whom a “qualifying event” has occurred, whether prior to, in connection with, or after the Closing, including a termination of employment from Seller as a result of the transactions contemplated hereby, whether or not they become Hired Employees, to the extent required by applicable Law.  The phrases “qualified beneficiaries,” “qualifying event” and “M&A qualified beneficiaries” shall have the meanings ascribed to them in Section 4980B of the Code and Sections 601 to 608 of ERISA.

(c)           Vacation, sick pay, bonuses, and all other payroll accruals for all other Employees shall remain liabilities of the Sellers.

Section 5.14         Payment of All Taxes and Retained Liabilities.  Seller Parties shall pay or make adequate provision for the payment of in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the person on whom such Taxes are imposed by Law, except as provided in Section 6.01.

Section 5.15         Change of Name.  Promptly following the Closing, each Seller shall, to the extent necessary, amend its governing documents and take all other actions necessary to change its name to one sufficiently dissimilar from any of the trade names or trademarks included in the Purchased Assets.

ARTICLE VI
TAX MATTERS

Section 6.01         Tax Covenants. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due.  Seller Parties shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).  Buyer shall reimburse Seller Parties for any Taxes of the Business that are the responsibility of Buyer pursuant to this Section 6.01 within ten Business Days after payment of such Taxes by Seller Parties.

Section 6.02         Tax Indemnification.  Seller Parties shall jointly and severally indemnify Buyer and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in this Article VI; (c) all Taxes of the Business or relating to the Business for all pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Seller Party (or any predecessor of any Seller Party) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; (e) any and all Taxes of any person imposed on Buyer arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (f) any reasonable out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection with any of the foregoing.  Seller Parties shall reimburse Buyer for any Taxes of the Business that are the responsibility of Seller Parties pursuant to this Section 6.02 within ten Business Days after payment of such Taxes by Buyer.

Section 6.03         Tax Treatment of Indemnification Payments.  Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.04         Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.05         Overlap.  To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern, with the exception of Section 8.05 which shall govern procedures for indemnification pursuant to this Article VI.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01         Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)           Sellers shall have received all consents, authorizations, orders, and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders, and approvals from the Governmental Authorities referred to in Section 4.02 other than the Necessary Permits, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order, or approval shall have been revoked.

(c)           No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

Section 7.02         Conditions to Obligations of Buyer.  The obligations of Buyer and Advance America to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Seller Parties contained in Section 3.01, Section 3.02, Section 3.03, and Section 3.23 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).  Other than the representations and warranties of Seller Parties contained in Section 3.01, Section 3.02, and Section 3.23, the representations and warranties of Seller Parties contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           Sellers shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the other

Transaction Documents to be performed or complied with by them prior to or on the Closing Date.

(c)           No Action shall have been commenced by any Governmental Authority against Advance America, Buyer, Sellers, or Parent, (i) involving any challenge to or seeking any material relief (monetary or otherwise) in connection with the transactions contemplated by this Agreement, or (ii) that would reasonably be expected to have the effect of preventing, delaying, making illegal, imposing material limitations or conditions on, or otherwise materially interfering with or making materially more costly any of the transactions contemplated by this Agreement.

(d)           All approvals, consents, and waivers that are listed on Schedule 7.02(d) (which shall exclude all leases for the Locations) shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)           For each Necessary Permit listed on Schedule 3.18(b), at the sole discretion of Buyer (subject to applicable Law), either (i) Buyer shall have obtained a corresponding new Permit from the applicable issuing Governmental Authority, or (ii) the applicable Seller shall have transferred such Permit to Buyer.

(f)            Sellers shall have delivered to Buyer evidence, in form and substance reasonably acceptable to Buyer, of the release of any Encumbrances (other than Permitted Encumbrances) on the Purchased Assets.

(g)           From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(h)           The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(i)            Buyer shall have received a certificate, in substantially the form attached hereto as Exhibit A, dated the Closing Date and signed by Parent, certifying (i) that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied and (ii) the names and signatures of the officers or managers of each Seller Party authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered hereunder and thereunder.

(j)            Each Seller shall have delivered to Buyer a duly executed counterpart to a bill of sale, assignment, and assumption agreement, in substantially the form attached hereto as Exhibit C, with respect to the Purchased Assets and the Assumed Liabilities of such Seller.

(k)           Each Seller shall have delivered to Buyer a duly executed counterpart to an assignment and assumption of Assumed Contracts, in substantially the form attached hereto as Exhibit D, with respect to the Assumed Contracts of such Seller.

(l)            The appropriate Seller Parties shall have delivered to Buyer a duly executed counterpart to a domain name assignment, in substantially the form attached hereto as Exhibit E.

(m)          The appropriate Seller Parties shall have delivered to Buyer a duly executed counterpart to a trademark assignment agreement, in substantially the form attached hereto as Exhibit F.

(n)           Sellers shall have delivered possession of all of the Purchased Assets and all of the Held Collateral to Buyer, which delivery may be effected by turning over control of the Locations for all of the Purchased Assets and Held Collateral contained therein.

(o)           Seller Parties shall have delivered to Buyer (i) each document or certificate that Section 2.05 requires them to deliver, and (ii) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03         Conditions to Obligations of the Seller Parties.  The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Buyer and Advance America contained in Section 4.01, Section 4.03 and Section 4.05 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.  Other than the representations and warranties of Buyer and Advance America contained in Section 4.01, Section 4.03 and Section 4.05, the representations and warranties of Buyer and Advance America contained in this Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           Each of Buyer and Advance America shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)           The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(d)           Sellers shall have received a certificate, in substantially the form attached hereto as Exhibit B, dated the Closing Date and signed by a duly authorized officer of Advance America, certifying (i) that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied, and (ii) the names and signatures of the officers of Advance

America and Buyer authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered hereunder and thereunder.

(e)           Buyer shall have delivered, by wire transfer of immediately available funds, (1) to an account or accounts designated at least two Business Days prior to the Closing Date by Sellers in a written notice to Buyer, cash in an amount equal to the Closing Cash Consideration and (2) the Escrow Amount to the Escrow Agent.

(f)            Buyer shall have delivered to each Seller a duly executed counterpart to a bill of sale, assignment, and assumption agreement, in substantially the form attached hereto as Exhibit C, with respect to the Purchased Assets and the Assumed Liabilities of Buyer.

(g)           Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01         Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.19, Section 3.20, Section 3.24, Section 4.01, and Section 4.03 shall survive for the full period of all applicable statutes of limitations plus 60 days.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.  Except as expressly stated in this Section 8.01, the parties acknowledge and agree that the survival periods set forth in this Section 8.01 are intended to replace the statute of limitations otherwise applicable by statute or common law.

Section 8.02         Indemnification by Seller Parties.  Subject to the other terms and conditions of this Article VIII, including Section 8.04(a), each Seller, severally and not jointly, and each such Seller and Parent shall jointly and severally, indemnify and defend each of Buyer and its Affiliates, officers, directors, employees and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of any Seller Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of one or more Seller Parties pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by any Seller Party pursuant to this Agreement;

(c)           any Liability arising from the ownership of the Purchased Assets or the operation of its business prior to Closing other than Assumed Liabilities;

(d)           any brokerage or finder’s fees or commissions or similar payments based upon arrangements made by or on behalf of Parent, any Seller or any of their Affiliates;

(e)           any Retained Liabilities;

(f)            any matter described in Sections 3.06, 3.07, 3.12(f), 3.14(c), 3.18(a), 3.21(c), and 3.22(a) of the Disclosure Schedules;

(g)           any noncompliance with any bulk sales Laws or fraudulent transfer Laws in respect of the transactions contemplated by this Agreement;

(h)           any liability under the WARN Act up to and including the Closing, and specifically including any WARN Act liability arising from, associated with, relating or pertaining to, or caused by the transactions contemplated by this Agreement, including an insufficient number of Employees receiving offers of employment from Buyer; or

(i)            any Benefit Plan established or maintained by any Seller Party.

Section 8.03         Indemnification by Buyer and Advance America.  Subject to the other terms and conditions of this Article VIII, Buyer and Advance America shall jointly and severally indemnify and defend each Seller Party and its Affiliates, officers, directors, employees and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer or Advance America contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer or Advance America pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)           any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer or Advance America pursuant to this Agreement.

(c)           any Liability arising from the ownership of the Purchased Assets or the operation of its business by Buyer, Advance America or their Affiliates after the Closing other than the Retained Liabilities;

(d)           any brokerage or finder’s fees or commissions or similar payments based upon arrangements made by or on behalf of Advance America or Buyer; or

(e)           the Assumed Liabilities.

Section 8.04         Certain Limitations.  The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)           Subject to Section 8.04(f) below, Buyer Indemnitees shall not be indemnified pursuant to Section 8.02 with respect to any indemnifiable Loss if the aggregate of all payments from Sellers Parties for Losses for which Buyer Indemnitees are indemnified pursuant to Section 8.02 has exceeded the Purchase Price.  Notwithstanding the foregoing, Buyer Indemnitees shall be indemnified for all indemnifiable Losses in excess of the Purchase Price that arise from or are related to fraud or a deliberate or willful breach or intentional misrepresentation on the part of any Seller Party in connection with the transactions contemplated by this Agreement.

(b)           Subject to Section 8.04(f) below, Seller Indemnitees shall not be indemnified pursuant to Section 8.03 with respect to any indemnifiable Loss if the aggregate of all payments from Buyer or Advance America for Losses for which Seller Indemnitees are indemnified from Buyer pursuant to Section 8.03 has exceeded the Purchase Price.  Notwithstanding the foregoing, Seller Indemnitees shall be indemnified for all indemnifiable Losses in excess of the Purchase Price that arise from fraud or a deliberate or willful breach or intentional misrepresentation on the part of Buyer or Advance America in connection with the transactions contemplated by this Agreement.

(c)           For purposes of this Article VIII, and other than with respect to the representations and warranties set forth in Section 3.06, Section 3.08(a), Section 3.09(a)(xiii), Section 3.10(a), and Section 3.18(c), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.  For all purposes of this Agreement, “Losses” shall be net of (i) any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, but taking into account the present value of any reasonably anticipated premium adjustments, deductibles and other costs associated therewith, and (ii) any Tax benefit actually received by the Indemnified Party or its Affiliates, net of any Tax costs actually incurred by the Indemnified Party or its Affiliates, arising in connection with the accrual, incurrence, or payment of such Losses.

(d)           No indemnification shall be made for any Loss already previously indemnified by payment by an Indemnifying Party to any Indemnified Party or for any Loss for which a Post-Closing Adjustment was made.

(e)           Notwithstanding anything herein to the contrary, no Indemnifying Party shall be required to indemnify any Indemnified Party pursuant to Section 8.02 or 8.03, as applicable, until all Losses incurred by the Indemnified Party have exceeded One Hundred Thousand Dollars ($100,000.00) (the “Indemnification Threshold”), at which point the Indemnifying Party shall be obligated to indemnify the Indemnified Party from and against all Losses relating back to the first dollar; provided, however, that the Indemnification Threshold shall not apply to any CAM charges, rent, utilities, or property taxes that are Retained Liabilities and Parent shall promptly pay all such items that are Retained Liabilities and reimburse Buyer within ten Business Days to the extent Buyer pays any such items.

(f)       With respect to each Seller, the obligation of such Seller and Parent to indemnify Buyer Indemnitees shall be limited to the amount of such Seller’s Indemnification Cap as shown on Schedule 8.02.  Notwithstanding the foregoing, for purposes of determining whether Buyer Indemnitees have reached the Indemnification Threshold, all Losses incurred by Buyer Indemnitees shall be aggregated; Buyer Indemnitees shall not have to reach the Indemnification Threshold with respect to each Seller individually to be entitled to indemnification from such Seller.

Section 8.05         Indemnification Procedures.  The party making a claim under Article VI or this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)           Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement, not an Affiliate of a party to this Agreement, nor a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise actually prejudiced by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of, any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel subject to the Indemnified Party’s approval, not to be unreasonably withheld, and the Indemnified Party shall cooperate in good faith in such defense; provided, that (i) such Third Party Claim can properly be resolved by money damages alone, (ii) the Indemnifying Party shall have agreed in writing for the benefit of the Indemnified Party that such Third Party Claim is an indemnifiable claim under the indemnification provisions set forth in this Article VIII, and (iii) in the reasonable determination of the Indemnified Party there are no actual conflicts of interest between the Indemnified Party and the Indemnifying Party such that control of such defense by the

Indemnifying Party would be inappropriate.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The reasonable fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one law firm as counsel to the Indemnified Party.

If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or if any of the conditions to such representation as set forth above are not satisfied, subject to Section 8.05(b), the Indemnified Party shall have the right to defend against the Third Party Claim and the Indemnifying Party shall have the right to participate in the defense of such Third Party Claim with counsel selected by it subject to the Indemnified Party’s right to control the defense thereof.  The Indemnifying Party and Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims.  The Indemnified Party shall not unilaterally settle a Third Party Claim for which it seeks or may seek to be indemnified by the Indemnifying Party without the prior written consent of the Indemnifying Party unless (i) in the case of settlement of claims against the Indemnified Party, such settlement will not create any financial liability or other obligation on the part of the Indemnifying Party and provides for a complete release of the Indemnifying Party’s continued obligation to defend and/or indemnify the Indemnified Party; or (ii) in the case of a settlement of claims against both the Indemnified Party and the Indemnifying Party, such settlement will not create any financial liability or other obligation on the part of the Indemnifying Party and provides, in customary form, for the unconditional release of each Indemnifying Party from all liabilities and obligations in connection with such Third Party Claim.  For the avoidance of doubt, this Section does not require an Indemnified Party to resolve any Third Party Claims against an Indemnifying Party in order to settle claims brought by a third party against the Indemnified Party.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not unilaterally settle any Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) unless such settlement will not lead to financial liability or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim.

(c)           Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party written notice thereof prior to the expiration of the applicable survival period, if any, relating to the circumstance giving rise to such Direct Claim.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Sellers’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           Tax Claims.  Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of Sellers or their operation of the Business prior to Closing (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Article VI) shall be governed exclusively by this Section 8.05 hereof.

Section 8.06         Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07         Effect of Investigation.  The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.08         Remedies.  The parties acknowledge and agree that (i) following the Closing, the indemnification provisions of Section 6.02, Section 8.02 and Section 8.03 shall be the sole and exclusive remedies of the parties for any breach by the other parties of the representations and warranties in this Agreement and for any failure by the other parties to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to seek specific performance of the terms thereof in addition to any other remedy at law or equity, subject to the limitations set forth in this Article VIII, and (ii) nothing in this Agreement shall limit the right of a party to sue at law or in equity

(a) to enforce the performance of the procedures of this Article VIII or the covenants contained in Sections 5.06 and 5.07 of this Agreement or Exhibit I of this Agreement, by any remedy available to it in Law or in equity; (b) to recover damages suffered by the failure of a party to pay expenses required to be paid related to the transactions contemplated by this Agreement; or (c) to recover for fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement.  Notwithstanding anything contained herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the parties, after the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE IX
TERMINATION

Section 9.01         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Parent and Buyer;

(b)           by Buyer by written notice to Parent if:

(i)            Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Sellers within thirty (30) days of Parent’s receipt of written notice of such breach from Buyer; or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the one hundred twentieth (120th) day after the date hereof, unless such failure shall be due to the breach by Buyer or Advance America of any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing;

(c)           by Parent by written notice to Buyer if:

(i)            no Seller Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer or Advance America pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Buyer or Advance America within thirty (30) days of Buyer’s receipt of written notice of such breach from Parent; or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the one hundred twentieth (120th) day after the date hereof, unless such failure shall be due to the breach by any Seller Party of any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that Parent shall have the right to terminate this Agreement by written notice to Buyer if Buyer has not fulfilled the condition set forth in Section 7.02(e) by the one hundred twentieth (120th) day after the date hereof; or

(d)           by Buyer or Parent in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02         Effect of Termination.  In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or its Representatives or Affiliates except:

(a)           as set forth in this Article IX, Sections 5.07(h), and 5.11, and Article X hereof; and

(b)           that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01       Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent shall pay all amounts payable to UBS Securities, Inc.

Section 10.02       Notices.  All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the fourth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Parent or any Seller:	c/o CompuCredit Holdings Corporation
Five Concourse Parkway
Suite 400
Atlanta, Georgia 30328
	Attention:	General Counsel
	Facsimile:	(770) 870-5110
	E-mail:	rohit.kirpalani@compucredit.com

and to:

	Attention:	Director of Corporate Development
	Facsimile:	(770) 870-5130
	E-mail:	jeff.howard@compucredit.com

with a copy to:	Troutman Sanders LLP
600 Peachtree Street, NE
Suite 5200
Atlanta, Georgia 30303
	Attention:	Andrea M. Farley
	Facsimile:	(404) 962-6555
	E-mail:	andrea.farley@troutmansanders.com

If to Buyer:	c/o Advance America, Cash Advance Centers, Inc.
135 North Church Street
Spartanburg, South Carolina 29306
	Attention:	General Counsel
	Facsimile:	(864) 580-5454
	E-mail:	tnewell@advanceamerica.net

and to:

	Attention:	Chief Executive Officer
	E-mail:	po’shaughnessy@advanceamerica.net

with a copy to:	K&L Gates LLP
70 West Madison Street, Suite 3100
Chicago, Illinois 60602
	Attention:	D. Mark McMillan
	Facsimile:	(312) 827-8001
	E-mail:	mark.mcmillan@klgates.com

Section 10.03       Time is of the Essence.  Time is of the essence with respect to all time periods and due dates in this Agreement.

Section 10.04       Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05       Severability.  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06       Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07       Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Parent, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08       No Third-party Beneficiaries; No Admissions.  Except as provided in Section 6.02 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.  All references in this Agreement, including the Disclosure Schedules and the other Transaction Documents, to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between the parties to this Agreement and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party by any non-party, or give rise to any claim or benefit to any non-party.

Section 10.09       Amendment and Modification; Waiver.  This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10       Governing Law; Waiver of Jury Trial.

(a)           All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).

Section 10.11       Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13       Modification to Scope of Transitional Services Agreement and the Schedule of Assumed Contracts.

(a)           Buyer may, at its sole but reasonable discretion, modify the personnel and services made available pursuant to the Transitional Services Agreement or the scope of services to be provided by such personnel (so long as such scope of services is consistent with the duties of such personnel prior to Closing) by providing notice to Parent at least 30 days before Closing;

provided that any increase must be (1) reasonably necessary to enable Buyer to operate the Business after Closing in a manner consistent with the past practices of the Seller Parties, (2) only for the minimum period reasonably necessary for Buyer to independently operate the Business, which shall not exceed nine months, and (3) paid for by Buyer in a manner consistent with the pricing set forth in the Transitional Services Agreement or as otherwise agreed to.

(b)           Buyer may at its sole discretion amend Schedule 2.01(a)(iv) (Assumed Contracts) at any time prior to Closing to eliminate any item from being assigned to Buyer or, with the consent of Seller Parties (such consent not to be unreasonably withheld), add any additional agreement of Sellers used exclusively in the operation of the Business; provided that in each case Buyer reimburses Sellers for their actual third-party costs incurred as a direct result of such amendment.

[SIGNATURE PAGE FOLLOWS]

BUYER:		PARENT:

AAFA ACQUISITION, INC., a Delaware corporation		COMPUCREDIT HOLDINGS CORPORATION, a Georgia corporation

By:	/s/ J. Patrick O’Shaughnessy	By:	/s/ J. Paul Whitehead III
Name:	J. Patrick O’Shaughnessy	Name:	J. Paul Whitehead III
Title:	President	Title:	Chief Financial Officer

CCIP:

COMPUCREDIT INTELLECTUAL PROPERTY HOLDINGS CORP. II, a Nevada corporation

		By:	/s/ Chason Carroll
		Name:	Chason Carroll
		Title:	President

ADVANCE AMERICA:		SELLERS:

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC., a Delaware corporation		VALUED SERVICES, LLC, VALUED SERVICES OF ALABAMA, LLC,
VALUED SERVICES OF COLORADO, LLC,
VALUED SERVICES OF KENTUCKY, LLC,
By:	/s/ J. Patrick O’Shaughnessy	VALUED SERVICES OF OKLAHOMA, LLC,
Name:	J. Patrick O’Shaughnessy	VALUED SERVICES OF MISSISSIPPI, LLC,
Title:	President	VALUED SERVICES OF TENNESSEE, LLC,
VALUED SERVICES OF WISCONSIN, LLC,
VALUED SERVICES OF OHIO, LLC,
VS OF OHIO, LLC,
VALUED SERVICES OF SOUTH CAROLINA, LLC, and
VS OF SOUTH CAROLINA, LLC,
each a Georgia limited liability company

		By:	/s/ Mark Long
Name: Mark Long
Title: Manager